                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Definitive Proxy Statement

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          RENTAL SERVICE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

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

                           REVISED PRELIMINARY COPY
                   SUBJECT TO COMPLETION, DATED MAY   , 1999

                          RENTAL SERVICE CORPORATION
                     6929 EAST GREENWAY PARKWAY, SUITE 200
                           SCOTTSDALE, ARIZONA 85254

                         CONSENT REVOCATION STATEMENT
            BY THE BOARD OF DIRECTORS OF RENTAL SERVICE CORPORATION
                 IN OPPOSITION TO THE SOLICITATION OF CONSENTS
                            BY UNITED RENTALS, INC.
                                          , 1999

   The Board of Directors (the "RSC Board") of Rental Service Corporation, a Delaware corporation ("RSC"), is furnishing this Consent Revocation Statement and the accompanying WHITE Consent Revocation Card to the holders of the outstanding shares of RSC's common stock, par value $.01 per share (the "Shares"), in opposition to the solicitation by United Rentals, Inc., a Delaware corporation ("United Rentals"), of written consents from the stockholders of RSC. Your RSC Board is seeking the revocation of consents to United Rentals' solicitation because we believe your RSC Board is in the best position to evaluate the strategic alternatives available to RSC, decide what action is in the best interests of RSC's stockholders and implement that decision.

   In contrast, United Rentals is conducting a consent solicitation to replace your duly elected directors with nine hand-picked nominees of United Rentals. The action by United Rentals follows the unsolicited tender offer for all of the outstanding Shares at a price of $22.75 per Share in cash by UR Acquisition Corporation ("UR Acquisition"), a wholly owned subsidiary of United Rentals (the "United Rentals Offer"). Your RSC Board has determined that the United Rentals Offer is inadequate and not in the best interests of RSC's stockholders.

   Your RSC Board recently agreed to terminate the planned merger with NationsRent, Inc. ("NationsRent") after we were unable to negotiate an amendment to the Agreement and Plan of Merger with NationsRent, dated
January 20, 1999 (the "NationsRent Merger Agreement"). Following the termination of the NationsRent Merger Agreement, your RSC Board unanimously directed RSC's financial advisors to conduct a review of the strategic alternatives available to RSC, and to present the results of their review promptly to the RSC Board. Your directors who are evaluating these matters, a majority of whom are independent, intend to carefully evaluate the results of such review, decide what action is in the best interests of RSC's stockholders and implement that decision.

   We believe that an RSC Board comprised of United Rentals' hand-picked nominees would have conflicts of interest in evaluating these matters and would only attempt to complete the United Rentals Offer at a price which your RSC Board has already determined is inadequate. Your RSC Board believes that your interests will be best served if RSC's current directors, acting independently of United Rentals, evaluate, decide and implement RSC's strategic alternatives. The RSC Board is asking you to join it in opposing United Rentals' attempt to acquire RSC at an inadequate price by gaining control of your RSC Board.

   CONSEQUENTLY, YOUR RSC BOARD UNANIMOUSLY OPPOSES THE UNITED RENTALS CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE BLUE CONSENT CARD SENT TO YOU BY UNITED RENTALS.

   Even if you previously signed and returned United Rentals' BLUE Consent Card, you can change your consent. We urge you to sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided. Your prompt action is important. Please return the WHITE Consent Revocation Card today.

   This Consent Revocation Statement and the enclosed WHITE Consent Revocation
Card are first being mailed to stockholders on or about         , 1999.

   If you have any questions about giving your revocation of consent or require assistance, please call:

                      [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                        Call Toll-Free: (800) 322-2885

        REASONS YOUR RSC BOARD OPPOSES THE UNITED RENTALS SOLICITATION

   United Rentals is seeking consents to three proposals (the "United Rentals Proposals"). United Rentals Proposal Nos. 1 and 2, taken together, are designed to enable United Rentals to take control of your RSC Board. United Rentals Proposal No. 3 is designed to nullify unspecified Bylaws which may be adopted by your RSC Board in its efforts to act in and protect the interests of your company. Your RSC Board believes that United Rentals' consent solicitation is an attempt to pressure the RSC Board to accept the United Rentals Offer and to limit its options and flexibility in fully evaluating the United Rentals Offer. Such pressure by United Rentals, we believe, has the potential to disadvantage RSC stockholders.

   Your RSC Board opposes the solicitation by United Rentals because the RSC Board believes:

    .  the United Rentals Offer is inadequate;

    . your RSC Board has terminated the NationsRent Merger Agreement and is in the best position to evaluate the strategic alternatives available to RSC, decide which of those is in the best interests of RSC's stockholders and implement that decision; and

    . United Rentals' hand-picked director nominees have only one intention, to sell your company to United Rentals at $22.75 per Share.

   Your RSC Board has determined that the United Rentals Offer is inadequate and not in the best interests of RSC or its stockholders and has recommended you reject the United Rentals Offer.

   RSC has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended through the date hereof, the "Schedule 14D-9") which contains the RSC Board's recommendation that RSC stockholders reject the United Rentals Offer and not tender Shares to United Rentals in the United Rentals Offer. The Schedule 14D-9 discloses that the RSC Board determined that the United Rentals Offer is inadequate and not in the best interests of RSC's stockholders. In reaching its determination and recommendation, the RSC Board considered:

      (1) The presentation by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and the written opinion of Merrill Lynch, dated April 16, 1999, to the effect that the consideration being offered in the United Rentals Offer is inadequate to the stockholders of RSC (other than United Rentals and its affiliates), from a financial point of view.

      (2) The financial position and prospects of RSC and whether the United Rentals Offer was reflective thereof, including the following:


    . RSC's reported first quarter revenues of $174.8 million, operating income of $30.1 million and earnings per Share of $0.32. These results substantially exceeded analysts' expectations, and RSC's reported earnings per Share of $0.32 exceeded the First Call consensus median estimate of $0.28 by $0.04 per Share. RSC's projected 1999 and 2000 earnings per Share of $1.62 and $2.16 exceed First Call consensus estimates of $1.57 and $1.92 by $0.05 and $0.24, respectively. Additionally, RSC's projected five-year earnings per Share compound annual growth rate of 30% significantly exceeds the First Call consensus estimate of 23%. See "--Five-Year Business Forecast."

    . United Rentals' offer represents a discount to RSC's historic trading prices, which closed at $24.63 per Share within the 30 trading days prior to the United Rentals Offer--RSC's stock price closed above the $22.75 United Rentals Offer price on every trading day but one in February. RSC's forward price-to-earnings multiple of more than 15x consensus estimates during that period is also in excess of the 14.5x multiple implied by the $22.75 per Share United Rentals Offer.

    . The 14.5x 1999 estimated price-to-earnings multiple implied by the $22.75 per share price being offered in the United Rentals Offer represents a discount of approximately 24% to United Rentals' fully-distributed trading multiple of 19.1x 1999 estimated earnings per share on April 15, 1999.

    . Acquisitions of companies of comparable size to RSC have been at multiples considerably higher than the multiples implied by the United Rentals Offer. In comparison with the two most recent comparable acquisitions in RSC's industry, the United Rentals Offer represents a 47% discount to the equity valuation of RSC implied by Atlas Copco AB's acquisition of Prime Service, and a 42% discount to the equity valuation of RSC that United Rentals' own merger with U.S. Rentals implies, in each case based upon multiples of trailing 12-month earnings before interest, taxes, depreciation and amortization ("EBITDA"), pro forma to include the full year effect of current year acquisitions. In specific, Atlas Copco paid
       8.4x latest twelve months pro forma EBITDA and 7.4x current-year pro forma EBITDA for Prime Services, and United Rentals paid 7.9x latest twelve months pro forma EBITDA and 6.4x current-year pro forma EBITDA in its merger with U.S. Rentals. These multiples significantly exceed the 6.1x latest twelve months pro forma EBITDA and 4.6x current-year pro forma EBITDA multiples implied by the $22.75 per Share price being offered in the United Rentals Offer. Equity valuations of RSC were implied by applying the relevant multiples to RSC's pro forma EBITDA and then deducting therefrom RSC's debt.

    . The RSC Board estimates that a merger or other business combination between RSC and United Rentals could be as much as three times more accretive to United Rentals' earnings than the $0.10 per share indicated by United Rentals in public statements regarding the United Rentals Offer. This estimate was based on RSC's five-year business forecast and assumes (1) United Rentals will obtain $10 million of synergies in 1999, $20 million of synergies in 2000 and 3% annual synergy growth thereafter, (2) transaction-related expenses of $64 million, (3) financing fees of $35 million, (4) the financing contemplated by the commitment letter, which was issued to United Rentals (North America), Inc., a wholly owned subsidiary of United Rentals, by Goldman Sachs Credit Partners L.P., having interest rates for the revolver, Term Loan A and Term Loan B facilities of 7.0%, 7.0% and 7.5%, respectively and (5) the payment by RSC to NationsRent of $40 million in termination fees and expenses, pursuant to the NationsRent Merger Agreement (which payment was subsequently reduced to $6 million, solely as reimbursement for out-of-pocket costs and expenses, in connection with the termination of the NationsRent Merger Agreement).



      (3) The RSC Board's commitment to protecting the best interests of RSC's stockholders.

   The Schedule 14D-9, which has been mailed to RSC stockholders, contains the RSC Board's recommendation concerning the United Rentals Offer and other important information.

   We believe your RSC Board, not United Rentals' proposed slate of hand-picked nominees, is in the best position to evaluate RSC's strategic alternatives, decide what action is in the best interests of RSC's stockholders and implement that decision.

   Your RSC Board agreed to terminate the planned merger with NationsRent after we were unable to negotiate an amendment to the NationsRent Merger Agreement. Rather than paying the $40 million termination fee and expenses prescribed by the NationsRent Merger Agreement, your RSC Board negotiated the payment by RSC to NationsRent of only $6 million, solely as reimbursement for certain out-of-pocket costs and expenses. By virtue of its termination of the NationsRent Merger Agreement, the RSC Board now has the flexibility to evaluate strategic alternatives. Your RSC Board has instructed its financial advisors to conduct a review of RSC's strategic alternatives. After receiving the results of this review, your RSC Board will evaluate the strategic alternatives presented, decide what action is in the best interests of RSC's stockholders and implement that decision.

   In contrast, United Rentals continues to demonstrate that its goal is not to enhance the value of RSC. United Rentals has maintained its offer price at $22.75 per Share. Given that it is in United Rentals' interest to acquire RSC at the lowest possible price, your RSC Board believes that it is extremely unlikely that the United Rentals nominees would have any incentive to pursue other alternatives for RSC and its stockholders.

   At this critical time for the future of RSC, we believe it is vital to continue to have directors in place who know RSC and are committed to continuing to act in the best interests of RSC and its stockholders. The RSC Board believes that you, our stockholders, should continue to be represented by directors who are not hand-picked by United Rentals, and who will consider the interests of all of RSC's stockholders, not simply those of United Rentals.

   The United Rentals nominees have conflicts of interest since it is in the interest of United Rentals to acquire RSC at the lowest possible price.

   The facts on this matter speak for themselves. United Rentals withdrew six of its officers and directors from its original slate of nominees and proposed six new nominees in substitution for those nominees after RSC amended its counterclaims in the pending federal court litigation to allege that the original slate of nominees proposed by United Rentals violated antitrust law prohibitions of the Clayton Act against interlocking directorates among competitors. See "Certain Litigation." We believe the conflicts of interest are ongoing despite United Rentals' modification of its original slate of nominees. While not officers or directors of United Rentals, we believe United Rentals' current nominees also have conflicts of interest since they have been hand-picked by United Rentals to complete the acquisition of RSC. United Rentals itself has stated in its consent solicitation materials that the "primary purpose" in seeking to elect its nominees to the RSC Board is to facilitate the completion of the United Rentals Offer.

   The United Rentals nominees, if elected, would have certain obligations under the Delaware General Corporation Law (the "DGCL") to RSC. If United Rentals' hand-picked nominees are elected as your directors, we believe they would have conflicts of interest which can only be detrimental to the interests of RSC and its stockholders, since it is in United Rentals' interest to acquire RSC at the lowest possible price for RSC's shares, a price which your RSC Board has already determined is inadequate.

   Given United Rentals' attempt to acquire RSC, we believe it is contrary to the interests of United Rentals to allow any United Rentals-designated directors to take any further steps to enhance the value of the Shares. It is significant that, as disclosed in United Rentals' consent solicitation materials, the United Rentals nominees, if elected to the RSC Board, will be indemnified by United Rentals "to the fullest extent permitted by the DGCL and other applicable law" if they breach their fiduciary duties to RSC and its stockholders. Such indemnification appears to indicate United Rentals' awareness that conflicts of interest can cause its nominees to be unable to fulfill their duties to United Rentals and also fulfill their fiduciary duties to RSC and its stockholders. Furthermore, unless and until United Rentals acquires control over RSC, United Rentals has no obligation to protect the interests of RSC's stockholders; its sole obligation is to the stockholders of United Rentals. Additionally, because United Rentals competes directly with RSC in the equipment rental business, we believe that the United Rentals nominees would be subject to conflicts of interest in serving as directors of RSC. See "Certain Litigation."

   United Rentals has stated in its public filings with the Securities and Exchange Commission (the "Commission") that its nominees, if elected, intend to redeem the right issued to RSC stockholders pursuant to the Rights Agreement between RSC and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, dated April 16, 1999 (the "Rights Plan"), amend the Rights Plan or otherwise cause the Rights Plan to be inapplicable to United Rentals, UR Acquisition and the United Rentals Offer, subject to their fiduciary duties as directors.

These actions also could include voting to exempt RSC from the provisions of
Section 203 of the DGCL. As the Rights Plan and the provisions of Section 203 of the DGCL are designed to protect stockholders by limiting the ability of acquirors to effect business combinations with corporations in which they could hold significant interest, we believe the interests of the United Rentals nominees would be in conflict with the best interests of the RSC stockholders.




   For the foregoing reasons, your RSC Board believes that the interests of RSC stockholders will be best served if RSC's current directors, acting independently of United Rentals, are given the opportunity to evaluate RSC's strategic alternatives, decide what action is in the best interests of RSC's stockholders and implement that decision.

   THE RSC BOARD UNANIMOUSLY OPPOSES THE UNITED RENTALS CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE BLUE CONSENT CARD SENT TO YOU BY UNITED RENTALS.

   Even if you previously signed and returned United Rentals' BLUE Consent Card, you can change your consent. We urge you to sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided.

   If your Shares are held in "street name," only your broker or banker can vote your Shares. Please contact the person responsible for your account and instruct him or her to vote a WHITE Consent Revocation Card on your behalf today.

   If you have any questions, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 (call collect).

Termination of the NationsRent Merger Agreement


   Following announcement of NationsRent's earnings for the three months ended March 31, 1999, RSC commenced negotiations to amend the NationsRent Merger Agreement. Based upon these negotiations, RSC concluded that an amendment to the NationsRent Merger Agreement was unlikely. Accordingly, RSC and NationsRent mutually terminated the NationsRent Merger Agreement and abandoned the merger contemplated thereby (the "Merger"), pursuant to a Termination and Release Agreement dated May 20, 1999 (the "Termination and Release Agreement"). In connection with the termination of the NationsRent Merger Agreement, RSC agreed to pay in escrow for the benefit of NationsRent $6 million in cash solely as reimbursement for certain out-of-pocket costs and expenses incurred by NationsRent in connection with or relating to the NationsRent Merger Agreement and the Termination and Release Agreement. No other payments or the $40 million termination payment originally provided in the NationsRent Merger Agreement were made pursuant to the termination of the Merger.

   RSC and NationsRent also agreed, pursuant to the Termination and Release Agreement, to mutually release and discharge each other (and their respective directors, officers, advisors, employees, agents and certain other representatives or affiliates thereof) from all claims, suits or actions relating to or arising out of the NationsRent Merger Agreement or the agreements ancillary thereto or the transactions contemplated thereby, subject to certain exceptions.

   On May 20, 1999, RSC and NationsRent separately entered into a separate Stock Option Termination Agreement (the "Stock Option Termination Agreement") pursuant to which RSC and NationsRent mutually terminated and canceled the mutual Stock Option Agreements, dated as of January 20, 1999.

   RSC and NationsRent also executed an amendment to their confidentiality agreement originally dated January 12, 1999 (the "Confidentiality Agreement Amendment"). Pursuant to the Confidentiality Agreement Amendment, NationsRent agreed, among other things, that for a period of nine months NationsRent will not participate in any sale, merger, acquisition or reorganization involving RSC, subject to termination of such restrictions in certain circumstances.

Five-Year Business Forecast

   RSC does not as a matter of course make public forecasts as to its future financial performance or operations. However, RSC's management provided Merrill Lynch with a business forecast for the years ended 1999, 2000, 2001, 2002 and 2003 in connection with Merrill Lynch's evaluation of the United Rentals Offer. A summary of the five-year business forecast is set forth below.

                        RENTAL SERVICE CORPORATION

        Five-Year Business Forecast for the Years Ended 1999-2003

                                               Year Ended
                              ------------------------------------------------
                                1999      2000      2001      2002      2003
                              --------  --------  --------  --------  --------
                                  (in millions, except per Share data)
Income Statement Data:
Total Revenues..............  $  763.0  $  955.6  $1,187.2  $1,480.9  $1,846.9
Operating Income............     141.2     174.8     212.0     265.7     335.9
Interest Expense, Net.......      71.4      81.5      93.6     107.3     124.6
Provision for Income Taxes..      30.0      40.1      50.9      68.1      90.9
                              --------  --------  --------  --------  --------
Net Income..................  $   39.8  $   53.2  $   67.5  $   90.3  $  120.4
                              ========  ========  ========  ========  ========
Diluted Earnings Per Share..  $   1.62  $   2.16  $   2.76  $   3.69  $   4.92
                              ========  ========  ========  ========  ========
Balance Sheet Data:
Assets:
Rental Equipment, Net.......  $  810.4  $  982.7  $1,192.4  $1,442.0  $1,751.2
Non-Rental Equipment, Net...      77.0      81.1      91.3     104.4     110.2
Other Assets, Net...........     623.5     616.1     619.6     621.6     643.6
                              --------  --------  --------  --------  --------
Total Assets................  $1,510.9  $1,679.9  $1,903.3  $2,168.0  $2,505.0
                              ========  ========  ========  ========  ========
Liabilities and
 Stockholders' Equity:
Total Debt and Long-Term
 Obligations................  $  919.5  $1,027.0  $1,190.3  $1,359.1  $1,570.0
Other Liabilities...........     134.2     142.5     137.0     142.7     148.3
                              --------  --------  --------  --------  --------
Total Liabilities...........   1,053.7   1,169.5   1,327.3   1,501.8   1,718.3
                              --------  --------  --------  --------  --------
Total Stockholders' Equity..     457.2     510.4     576.0     666.2     786.7
                              --------  --------  --------  --------  --------
Total Liabilities and
 Stockholders' Equity.......  $1,510.9  $1,679.9  $1,903.3  $2,168.0  $2,505.0
                              ========  ========  ========  ========  ========
Cash Flow Statement Data:
Net Income..................  $   39.8  $   53.2  $   67.5  $   90.3  $  120.4
Adjustments to Net Income to
 Reconcile Net Income to Net
 Cash Provided by Operating
 Activities:
  Depreciation and
   Amortization.............     155.2     196.6     247.4     311.2     391.2
  Other Non-Cash Items......     (13.9)    (18.2)    (24.4)    (28.8)    (37.8)
  Changes in Operating
   Assets and Liabilities...      (0.1)      2.1     (21.0)    (12.1)    (31.1)
                              --------  --------  --------  --------  --------
Net Cash Provided by (Used
 in) Operating Activities...  $  181.0  $  233.7  $  269.5  $  360.6  $  442.7
                              ========  ========  ========  ========  ========
Capital Expenditures, Net of
 Disposals..................  $ (291.9) $ (341.2) $ (429.3) $ (529.4) $ (653.6)
                              ========  ========  ========  ========  ========

   The five-year business forecast set forth above was not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding prospective financial information nor was the information prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The inclusion of the five-year business forecast in this Consent Revocation Statement should not be regarded as an indication that RSC or any of its representatives considers forecasted financial results to be achievable.

   While presented with numerical specificity, the five-year business forecast is based on and reflects the following material assumptions:

  . The five-year business forecast assumes the continuation of RSC as an independent publicly-traded company, without taking into account any acquisition or merger involving RSC.

  . The five-year business forecast assumes that, during all relevant time periods, RSC (1) does not raise capital in the equity or debt markets, and (2) there is sufficient availability under RSC's revolving credit facility for working capital and other purposes and that interest rates under RSC's revolving credit facility remain at current levels.

  .  Revenues are assumed to grow at a rate of approximately 25% annually.

  . The five-year business forecast assumes that RSC makes sufficient capital expenditures for rental and non-rental equipment to (1) grow same store sales by approximately 15% to 20% annually; (2) fund an additional 30 startup locations per year; and (3) maintain a rental fleet with an average age of 2-3 years.

  . Equipment utilization is assumed to remain constant in the range of 56%- 60% throughout all relevant periods.

  . The five-year business forecast assumes a decrease in rental profit margin over the course of the time periods set forth in the five-year business forecast from 29.5% to 28%.

  . The five-year business forecast assumes that profit margins on sales of parts, supplies, and equipment (new and used) remain constant at approximately current levels throughout all relevant periods.

  . Selling, general and administrative expense as a percentage of total revenue is assumed to range between 6.6%-7% for all relevant periods in the five-year business forecast.

  . During all relevant periods, all taxes recorded assume a constant effective tax rate of 43% and all tax expense is assumed to have been paid in the current year.

   The foregoing assumptions are subject to significant uncertainties and contingencies, all of which are difficult to quantify and many of which are beyond the control of RSC. Accordingly, the five-year business forecast is inherently imprecise and there can be no assurance that forecasted financial results set forth in, or the assumptions made in preparing, the five-year business forecast will prove accurate, and actual results may be materially greater or less than those contained in the five-year business forecast. RSC does not presently intend to update or publicly revise the five-year business forecast to reflect circumstances existing or developments occurring after the preparation of such information or to reflect the occurrence of unanticipated events.

                             THE CONSENT PROCEDURE

   On January 20, 1999, the RSC Board amended the Bylaws of RSC to adopt a record date procedure in connection with written consent solicitations. On May 3, 1999, the RSC Board fixed May 13, 1999 as the record date (the "Record Date") for determining stockholders entitled to grant or revoke their written consents with respect to the United Rentals Proposals. You are entitled to grant or revoke consents for all Shares that you owned on the Record Date (even if you subsequently sold or transferred any of those Shares). As of the Record Date, 24,268,770 Shares were outstanding.

   Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The action is effective when the necessary number of written consents describing the action taken, dated and signed by approving holders, are delivered to the corporation's registered office in Delaware or principal place of business.

   RSC's certificate of incorporation does not prohibit stockholder action by written consent. The unrevoked consent of the holders of not less than (1) a majority of the outstanding Shares entitled to vote on the Record Date must be obtained within the time limits specified herein to adopt United Rentals Proposal Nos. 1 and 2, and (2) 66 2/3% of the outstanding Shares entitled to vote on the Record Date must be obtained within the time limits specified herein to adopt United Rentals Proposal No. 3. None of the United Rentals Proposals is subject to, or conditioned upon, the adoption of any of the other United Rentals Proposals; however, United Rentals Proposal No. 2 cannot be effected unless United Rentals Proposal No. 1 is adopted.

   RSC's Bylaws provide that each stockholder shall be entitled to vote each share or fractional share of stock which has voting rights on the matter in question. Under the DGCL, no written consent is effective to take the action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by a sufficient number of stockholders required to take such action are properly delivered to the corporation. Failure to consent to any of the United Rentals Proposals and broker non-votes will have the effect of a vote against those United Rentals Proposals.

   A stockholder may revoke any previously signed consent by signing, dating and returning a WHITE Consent Revocation Card. If no direction is made on the Consent Revocation Card with respect to one or more of the United Rentals Proposals, or if a stockholder marks the "revoke consent" box on the Consent Revocation Card with respect to one or more of the United Rentals Proposals, all previously executed consents with respect to such United Rentals Proposals will be revoked. A consent may also be revoked by delivery of a written consent revocation to RSC or United Rentals. Stockholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc., the firm assisting RSC in this solicitation, at 156 Fifth Avenue, New York, New York 10010. RSC requests that if a consent revocation is instead delivered to United Rentals, a copy of the revocation also be delivered to RSC, c/o MacKenzie Partners, Inc. at the address set forth above, so that RSC will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to United Rentals a subsequently dated BLUE Consent Card sent to you by United Rentals, or by delivery of a written revocation of such consent revocation to RSC or United Rentals.

   If any Shares that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such Shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the Shares held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to RSC, c/o MacKenzie Partners, Inc. at the address set forth above so that RSC will be aware of your instructions and can attempt to ensure such instructions are followed.

   You have the right to revoke any consent you may have previously given to United Rentals. To do so, you need only sign, date and return in the enclosed postage-paid envelope the WHITE Consent Revocation Card which accompanies this Consent Revocation Statement. If you do not indicate a specific vote on the WHITE Consent Revocation Card with respect to one or more of the United Rentals Proposals, the Consent Revocation Card will be used in accordance with the RSC Board's recommendation to revoke any consent with respect to such proposals.

   If you do not support the United Rentals Proposals and have not signed a United Rentals' BLUE Consent Card, you may show your opposition to the United Rentals Proposals by signing, dating and returning the enclosed WHITE Consent Revocation Card. This will better enable RSC to keep track of how many stockholders oppose the United Rentals Proposals.

   RSC has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with the United Rentals consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 (call collect).

                         THE UNITED RENTALS PROPOSALS

   The "United Rentals Proposals" are to: (1) remove all eight existing members of the RSC Board and any person(s) elected or designated by any of such directors to fill any vacancy or newly created directorship; (2) elect William E. Aaron, David A. Bronner, Richard N. Daniel, Peter Gold, Stephanie
R. Joseph, David C. Katz, Elliot H. Levine, Jeffrey M. Parker and Raymond S. Troubh (collectively, the "Nominees") as the directors of RSC; provided, that, in the event that the RSC Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill all available seats on the RSC Board; and (3) repeal each provision of RSC's Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals.

   None of the United Rentals Proposals is subject to, or conditioned upon, the adoption of any of the other United Rentals Proposals; however, United Rentals Proposal No. 2 cannot be effected unless United Rentals Proposal No. 1 is adopted.

                           BOARD OF DIRECTORS OF RSC

   The names of the current members of the RSC Board, their ages as of April 30, 1999 and certain information about them are set forth below.

                                   Director
               Name            Age  Since   Positions And Offices With RSC
               ----            --- -------- ------------------------------
      Martin R. Reid           56    1994   Chairman of the Board and Chief
                                             Executive Officer

      William M. Barnum, Jr.   45    1992   Director

      James R. Buch            45    1995   Director

      David P. Lanoha          49    1998   Director

      Christopher A. Laurence  31    1995   Director

      Eric L. Mattson          47    1996   Director

      Britton H. Murdoch       41    1997   Director

      John M. Sullivan         63    1997   Director

   The principal occupations and positions for the past five years and, in certain cases prior years, of the directors and executive officers named above are as set forth below.

   Martin R. Reid was elected as a Director and Chief Executive Officer of RSC in June 1994 and became Chairman of the Board in October 1995. Mr. Reid was a director of Tuboscope Vetco International Corporation ("Tuboscope"), a provider of oilfield-related inspection and coating services, from October 1993 until February 1998. Mr. Reid served as Chief Executive Officer of Tuboscope from May 1991 to October 1993 and as Chairman of the Board of Directors from October 1990 to April 1996. From September 1986 to June 1990, Mr. Reid was Chief Executive Officer of Eastman Christensen Co., a provider of oil and gas drilling systems. Mr. Reid was also Vice Chairman of Eastman Christensen Co. from August 1989 to June 1990. Mr. Reid is a director of HDA Parts System, Inc.

   William M. Barnum, Jr. has served as a director of RSC since our formation in 1992. He served as Chairman of the Board from June 1993 through October 1995. He is a general partner of Brentwood Buyout Partners, L.P. ("BBP"), the general partner of Brentwood RSC Partners, L.P., a stockholder of RSC. He was an associate at Morgan Stanley & Co. Incorporated from October 1981 until joining Brentwood Associates, an affiliate of Brentwood RSC Partners, in July 1984. He is also a director of Quiksilver, Inc. and several privately held companies.

   James R. Buch has served as a director of RSC since October 1995. From October 1990 through April 1996, he served as President and Chief Executive Officer of Evans Rents, Inc. From April 1997 through December 1998, he served as the Chief Executive Officer of Classroom Connect, Inc. Previously, he served as Director of U.S. Operations for Brittania Security Group.

   David P. Lanoha has served as a director of RSC since January 1998. He initially joined RSC as a Senior Vice President of Operations in conjunction with the acquisition of Center Rentals & Sales ("Center Rentals") in December 1997. He served in various capacities at Center Rentals, most recently as Chairman of the Board (from October 1989 to December 1997) and President (from May 1984 to October 1989).

   Christopher A. Laurence has served as a director of RSC since October 1995. He is a general partner of Brentwood Associates and a member of Brentwood Private Equity LLC. Prior to joining Brentwood Associates in 1991, he was an analyst at Morgan Stanley & Co. Incorporated. He is also a director of HDA Parts System, Inc.

   Eric L. Mattson has served as a director of RSC since December 1996. Mr. Mattson is a private investor. From July 1993 to May 1999, Mr. Mattson was Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated ("BHI"). For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of BHI. Mr. Mattson is also a director of Tuboscope.

   Britton H. Murdoch has served as a director of RSC since January 1997. Since July 1997, he has been a Managing Director and Principal of V-Span, Inc., a privately held company. He also served as Chief Financial Officer of Internet Capital Group, LLP, a privately held company, from 1997 until June 1998. He is currently the Advisory Board Venture Partner for Internet Capital Group. From 1990 to 1996, he was Vice President and Chief Financial Officer of Airgas, Inc., an industrial gas distribution and manufacturing company. From 1987 to 1990, he was Vice President of Corporate Development of Airgas. He is also a director of Founders' Bank, a subsidiary of Susquehanna Bancshares, Inc.

   John M. Sullivan has served as a director of RSC since July 1997. He is presently a director of the Scotts Company, Bell Sports Corp. and Silver Cinemas International, Inc. From October 1987 to January 1993, Mr. Sullivan was Chairman of the Board and Chief Executive Officer of Prince Holdings, Inc. ("Prince"). Prior to that and since September 1984, Mr. Sullivan was President of Prince and Vice President of Chesebrough-Pond's, Inc.

Board Meetings and Committees

   During 1998, the RSC Board held seven meetings, inclusive of telephonic meetings. Each director attended at least 75% of the total number of meetings of the RSC Board, and of committees of the RSC Board on which he served, held during the year.

   The RSC Board has the following standing committees: the Audit Committee, the Compensation Committee, the Acquisition Committee and the Nominating Committee.

   The Audit Committee was established on August 20, 1996 to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of RSC's internal accounting controls. The Audit Committee consists of Messrs. Buch, Mattson and Lanoha. The Audit Committee met two times during 1998.

   The Compensation Committee was established on December 5, 1996 to establish remuneration levels for executive officers of RSC and to implement RSC's stock option plans and any other incentive programs. The Compensation Committee consists of Messrs. Murdoch and Sullivan. The Compensation Committee met three times during 1998.

   The Acquisition Committee was established on September 30, 1997 to approve acquisitions in which the consideration to be paid by RSC is less than $10 million. The Acquisition Committee consists of Messrs. Reid and Laurence. The Nominating Committee was established on February 25, 1998 to make recommendations regarding the nomination of members of the RSC Board. The Nominating Committee consists of Messrs. Barnum, Mattson and Murdoch.

   RSC has established an Executive Committee consisting of Mr. Sullivan, as chairman, and Mr. Murdoch. The Executive Committee will work with and supervise the executive management of RSC on a daily basis, including Robert
M. Wilson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of RSC, and Douglas A. Waugaman, President and Chief Operating Officer of RSC, during Mr. Reid's leave of absence. RSC has entered into a consulting agreement, dated May 19, 1999, with Frederick Warren, a former director of RSC, pursuant to which Mr. Warren will provide advisory services to the RSC Board and the Executive Committee during Mr. Reid's medical leave of absence. As publicly announced, Mr. Reid, upon the advice of his physicians, was granted a medical leave of absence to pursue treatment of a heart condition. Mr. Reid is currently undergoing treatment consistent with his doctor's recommendations. Until the medical treatment is concluded, the likelihood and timing of Mr. Reid's return to his duties as Chairman of the Board and Chief Executive Officer of RSC is uncertain.

Director Compensation

   RSC reimburses the directors on the RSC Board for their out-of-pocket expenses incurred in connection with attending meetings of the RSC Board. In addition to reimbursement for out-of-pocket expenses, all non-employee members of the RSC Board receive $10,000 per year (payable $2,500 per quarter) as compensation for serving on the RSC Board, plus $1,500 for attendance at each RSC Board meeting and $500 for attendance at each committee meeting. Each committee chairman receives an additional $1,500 per year. All non-employee directors also receive non-qualified stock options under one of RSC's stock option plans. In addition, members of the Executive Committee receive a fee of $40,000 per month for their services.

                           EXECUTIVE OFFICERS OF RSC

   Certain information concerning executive officers of RSC who are not also directors is set forth below:

            Name        Age           Positions And Offices With RSC
            ----        ---           ------------------------------
      Douglas A.
       Waugaman         41  President and Chief Operating Officer

      Robert M. Wilson  41  Executive Vice President, Chief Financial Officer,
                            Secretary and Treasurer

      Ronald            51  Senior Vice President of Operations
       Halchishak

      David G. Ledlow   40  Senior Vice President of Operations

      John Markle       43  Senior Vice President of Strategy and
                            Chief Information Officer

      David B.          45  Senior Vice President of Human Resources
       Harrington

      Milfred E.        51  Senior Vice President of Sales and Marketing
       Howard

   The principal occupations and positions for the past five years and, in certain cases prior years, of the executive officers named above are as follows:

   Douglas A. Waugaman has served as Senior Vice President of Operations of RSC since April 1997. In April 1999, he was promoted to the position of President and Chief Operating Officer. From January 1994 through April 1997, Mr. Waugaman served as Vice President, Chief Financial Officer, Secretary and Treasurer of RSC. From June 1993 until joining RSC, Mr. Waugaman served as Operations Manager for Plastiglide Manufacturing Corporation, a subsidiary of Illinois Tool Works. From September 1991 until June 1993, Mr. Waugaman was Vice President of Finance for Knapp Communications Corporation, a magazine publisher. From September 1989 until September 1991, Mr. Waugaman was Controller for Plastiglide Manufacturing Corporation. Mr. Waugaman is a Certified Public Accountant, and has public accounting experience with Arthur Andersen and Co.

   Robert M. Wilson joined RSC in April 1997 as Senior Vice President, Chief Financial Officer, Secretary and Treasurer. In November 1998, he was promoted to the position of Executive Vice President, Chief Financial Officer, Secretary and Treasurer. From October 1994 until joining RSC, Mr. Wilson served as Senior Vice President of Operations, Finance and Administration for Shade/Allied Inc. From September 1989 through October 1994, Mr. Wilson served in various positions at Simon Engineering plc, including Vice President of Finance for the United States holding company of Simon Engineering plc and President of Simon LGI. Mr. Wilson is a Certified Public Accountant, and has public accounting experience with Arthur Andersen and Co.

   Ronald Halchishak joined RSC in October 1991 as Vice President of Purchasing and Director of Safety. He became Region Manager for California in 1994. He was appointed Regional Vice President of Operations in January 1995, and was promoted to Senior Vice President of Operations in December 1996. Prior to joining RSC, he worked for 13 years at Hertz Equipment Rental Corporation in various positions, including Director of European Operations and Region Manager of the Midwest Division.

   David G. Ledlow joined RSC in conjunction with our acquisition of Walker Jones Equipment, Inc. in 1992. He had been employed by Walker Jones since 1982, serving most recently as its Vice President of Marketing. He was promoted to Regional Vice President of Operations in February 1993, and to Senior Vice President of Operations in December 1996.

   John Markle has been Senior Vice President of Strategy and Chief Information Officer of RSC since November 1998. From January 1998 until November 1998, he served as a Senior Vice President of Operations of RSC. He joined RSC in conjunction with the acquisition of Center Rentals in December 1997. Prior to joining RSC, he served as President of Center Rentals since 1989.

   David B. Harrington joined RSC in June 1997 as Senior Vice President of Human Resources. Prior to joining RSC, he worked for 19 years at General Electric in various positions, including the most recent six years as Senior Vice President of Human Resources for GE Capital Technology Management Services.

   Milfred E. Howard has served as Senior Vice President of Sales and Marketing of RSC since August 1998. From June 1997 through July 1998, he served as the Vice President of Sales for our industrial division. Prior to joining RSC, he served as Vice President of Sales for Hertz Equipment Rental Corporation.

                              SECURITY OWNERSHIP

   The following table sets forth certain information regarding the beneficial ownership of Shares outstanding as of April 30, 1999 by (1) any person known to RSC to beneficially own 5% or more of any class of voting securities of RSC; (2) each director and executive officer of RSC; and (3) all directors and executive officers of RSC as a group. Except as otherwise indicated, each stockholder listed below has informed RSC that such stockholder has (A) sole voting and investment power with respect to such Shares, except to the extent that authority is shared by spouses under applicable law, and (B) record and beneficial ownership with respect to such Shares.

                                                       Beneficial Ownership
                                                       as of April 30, 1999(1)
                                                       ------------------------
Name of Beneficial Owner                                 Shares       Percent
------------------------                               ------------- ----------
Capital Research and Management Company (2)...........     1,600,000       6.5%
Pilgrim Baxter & Associates, Ltd. (3).................     1,384,000       5.6
Martin R. Reid (4)(5)(6)..............................       538,545       2.2
Douglas A. Waugaman (4)(6)............................       112,469         *
Robert M. Wilson (4)(6)...............................        43,403         *
Ronald Halchishak (4)(6)..............................        57,090         *
David G. Ledlow (4)(6)................................        53,511         *
John Markle (4)(6)....................................        62,906         *
David B. Harrington (4)(6)............................         8,382         *
Milfred E. Howard (4)(6)..............................        13,866         *
William M. Barnum, Jr. (4)(7).........................       455,317       1.8
James R. Buch (4)(6)..................................         6,525         *
David P. Lanoha (4)(8)................................       149,855         *
Christopher A. Laurence (4)(7)........................         7,261         *
Eric L. Mattson (4)(6)................................         5,625         *
Britton H. Murdoch (4)(9).............................         7,625         *
John M. Sullivan (4)(6)...............................         3,125         *
All directors and executive officers as a group (15
 individuals).........................................     1,525,505       6.2%

--------
*  Beneficial ownership does not exceed 1% of the outstanding Shares.
(1) A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares that each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person.
(2) Based on a Schedule 13G for the year ended December 31, 1998 and filed on February 8, 1999. In that Schedule 13G, Capital Research and Management Company reported that it beneficially owned a total of 1,600,000 Shares. Of those Shares, it had sole investment discretion with respect to all of the Shares and had voting authority with respect to none of the Shares. The address of Capital Research and Management Company is 333 S. Hope Street, Los Angeles, California 90071.
(3) Based on a Schedule 13G for the year ended December 31, 1998 and filed on February 5, 1999. In that Schedule 13G, Pilgrim Baxter & Associates, Ltd. reported that it beneficially owned a total of 1,384,000 Shares. Of those Shares, it had sole investment discretion with respect to all of the Shares and had voting authority with respect to 965,800 of the Shares. The address of Pilgrim Baxter & Associates, Ltd. is 825 Duportail Road, Wayne, Pennsylvania 19087.

(4) Excludes Shares issuable upon exercise of options that are not exercisable within 60 days of the date of the table set forth above, as follows: Mr. Reid--330,058 Shares; Mr. Waugaman--112,000 Shares; Mr. Wilson--99,500 Shares; Mr. Halchishak--67,000 Shares; Mr. Ledlow--67,000 Shares; Mr. Markle--67,771 Shares; Mr. Harrington--40,143 Shares; Mr. Howard--41,598 Shares; Mr. Barnum--6,875 Shares; Mr. Buch--5,975 Shares; Mr. Lanoha-- 9,375 Shares; Mr. Laurence--6,875 Shares; Mr. Mattson--6,875 Shares; Mr. Murdoch--6,875 Shares; and Mr. Sullivan--9,375 Shares.
(5) Includes Shares subject to vesting that may be repurchased by RSC if they fail to vest.
(6) The address of this person is c/o Rental Service Corporation, 6929 E. Greenway Parkway, Suite 200, Scottsdale, Arizona 85254.
(7) Mr. Barnum, a director of RSC, is a general partner of BBP, the general partner of Brentwood RSC Partners, L.P., which owns 417,972 Shares. Accordingly, Mr. Barnum may be deemed to be the beneficial owner of the Shares owned by BBP and for purposes of this table they are included. Mr. Barnum disclaims beneficial ownership of such Shares. The address of Brentwood RSC Partners, L.P., Mr. Barnum and Mr. Laurence is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.
(8) The address of this person is c/o Rental Service Corporation, 11250 East 40th Avenue, Denver, Colorado 60239.

(9) The address of this person is c/o V-Span, 1100 First Avenue, Suite 400, King of Prussia, Pennsylvania 19406.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires RSC's directors, officers and beneficial owners of more than 10% of the Shares to file with the Commission initial reports of ownership and reports of changes in ownership of the Shares and other equity securities of RSC. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, RSC believes that during the fiscal year ended December 31, 1998, its officers, directors and holders of more than 10% of the Shares complied with all Section 16(a) filing requirements with the following exception: John Markle filed a late Form 4 reporting one transaction.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of RSC that are intended to be presented by such stockholders at an annual meeting of RSC must be properly presented in accordance with RSC's Bylaws. In addition, stockholder proposals that such stockholders desire to have included in RSC's proxy statement for its 1999 annual meeting must have been received by RSC no later than November 27, 1998 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

   Under RSC's Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of RSC. To be timely, a stockholder's notice shall be delivered to the principal executive offices of RSC not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by RSC). Such deadline is referred to herein as the "Bylaw Deadline." In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (and such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and in the event that such business includes a proposal to amend the Bylaws of RSC, the language of the proposed amendment; and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on RSC's books, and of such beneficial owner, (B) the class and number of shares of capital stock of RSC which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a representation that the stockholder is a holder of record of stock of RSC entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of RSC's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or otherwise solicit proxies from stockholders in support of such proposal or nomination. RSC may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of RSC.

   Additionally, in the event that the number of directors to be elected to the RSC Board at an annual meeting is increased and there is no public announcement by RSC naming all of the nominees for director or specifying the size of the increased RSC Board at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of RSC not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by RSC.

   Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

   If a stockholder wishes to present a proposal at RSC's annual meeting in the year 1999 and the proposal is not intended to be included in RSC's proxy statement relating to that meeting, the stockholder must give advance notice to RSC prior to the Bylaw Deadline for such meeting determined in accordance with the Bylaws, as described above. If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

   The Commission's rules establish a different deadline for submission of stockholder proposals that are not intended to be included in RSC's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 1999 annual meeting is 45 calendar days prior to the anniversary of the mailing date of the proxy statement for the 1998 annual meeting. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, RSC's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at RSC's 1999 annual meeting. Because the Bylaw Deadline is not capable of being determined until RSC publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at next year's annual meeting and RSC believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

Executive Compensation

   Summary information with respect to the compensation of RSC's chief executive officer and certain other executive officers and certain other information required under the applicable regulations of the Commission are set forth in Annex A.

                              CERTAIN LITIGATION

   The Delaware Litigation. On April 5, 1999, UR Acquisition and United Rentals filed a complaint against RSC, NationsRent and RSC's directors in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court") styled UR Acquisition Corporation and United Rentals, Inc. v. Martin R. Reid, et al., C.A. No. 17090 (the "Delaware Litigation"). In the Delaware Litigation, the plaintiffs allege, among other things, that the defendants breached their fiduciary duties to RSC's stockholders in entering into the NationsRent Merger Agreement. The plaintiffs seek, among other things, an order requiring RSC to provide UR Acquisition and United Rentals with a fair and equal opportunity to acquire RSC. The plaintiffs also seek to enjoin the defendants from adopting any defensive measures.

   On April 8, 1999, the Delaware Chancery Court granted the plaintiffs' application for expedited discovery in the Delaware Litigation and scheduled a hearing on the plaintiffs' application for a preliminary injunction for May 17, 1999. On April 16, 1999, RSC answered the plaintiffs' complaint in the Delaware Litigation.

   On May 10, 1999, UR Acquisition and United Rentals amended and supplemented their complaint in the Delaware Litigation, alleging additional breaches of fiduciary duty relating, among other things, to the adoption of the Rights Plan and to the alleged failures to disclose certain information concerning Mr. Reid's medical condition and NationsRent's financial statements.

   The Connecticut Litigation. On April 7, 1999, UR Acquisition and United Rentals filed a verified complaint against James L. Kirk, RSC and NationsRent in the United States District Court for the District of Connecticut styled as UR Acquisition Corporation and United Rentals, Inc. v. James L. Kirk, et al.,
C. A. No. 399CV00625 (DJS) (the "Connecticut Litigation"). In the Connecticut Litigation, the plaintiffs allege, among other things, certain violations by the defendants of the federal securities laws, specifically Section 14(a) of the Exchange Act and Rule 14a-3(a) and Rule 14a-9 promulgated thereunder,
Section 14(d) of the Exchange Act and Rule 14d-9 promulgated thereunder and
Section 14(e) of the Exchange Act. The plaintiffs seek, among other things, declaratory relief that the defendants violated Sections 14(a), 14(d) and 14(e) of the Exchange Act and request an order requiring the defendants to make all appropriate disclosures. In addition, the plaintiffs seek injunctive relief enjoining the defendants and certain other persons from, among other things, soliciting any stockholder of RSC with respect to whether or not to tender Shares in the United Rentals Offer unless and until the defendants comply in full with all applicable provisions of the federal securities laws. UR Acquisition and United Rentals have filed applications for expedited discovery and a preliminary injunction with the court in the Connecticut Litigation.

   RSC has answered the complaint in the Connecticut Litigation and filed counterclaims against the plaintiffs seeking declaratory and injunctive relief. RSC's counterclaims allege violations of the prohibitions of Section 8 of the Clayton Act against interlocking directorates among competitors by United Rentals in connection with its consent solicitation. RSC seeks, among other things, additional declaratory and injunctive relief with respect to its amended counterclaims. On April 27, 1999, in response to RSC's Clayton Act counterclaims, United Rentals withdrew the nominations of six of its current officers and directors from its proposed slate and substituted six new nominees. RSC's counterclaims further allege, among other things, that United Rentals violated Sections 14(d) and 14(e) of the Exchange Act by misstating, concealing and failing to adequately disclose certain material terms of the United Rentals Offer relating to the financing condition to the United Rentals Offer.

   United Rentals has moved to dismiss RSC's counterclaims. RSC is opposing such motion to dismiss. On May 19, 1999, the court in the Connecticut Litigation ordered United Rentals to provide statements under oath concerning the nature of the relationships, if any, between United Rentals or its affiliates and the nominees which replaced the persons who were originally subject to the Clayton Act claims. The court has tentatively set a hearing concerning United Rentals' motion to dismiss and related matters for June 9, 1999.

                      SOLICITATION OF CONSENT REVOCATIONS

   Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of RSC for which they will receive no additional compensation.

   In addition, RSC has retained MacKenzie Partners, Inc. to assist in the solicitation of the consent revocations, for which MacKenzie Partners, Inc. will receive reasonable and customary compensation and will be reimbursed for its reasonable out-of-pocket expenses. RSC has also agreed to indemnify MacKenzie Partners, Inc. for certain liabilities in connection with this solicitation. Approximately 45 persons will be employed by MacKenzie Partners, Inc. to solicit stockholders.

   Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of Shares. RSC will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

   The entire cost of soliciting the consent revocations (including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees) will be borne by RSC. RSC estimates that total expenditures relating to the RSC Board's solicitation of the consent revocations will be approximately
$[      ]. Such costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. Approximately $[
] has been expended by RSC to date.

                          ABSENCE OF APPRAISAL RIGHTS

   Pursuant to the DGCL, the stockholders of RSC are not entitled to appraisal rights in connection with the United Rentals Proposals.

                       PARTICIPANTS IN THE SOLICITATION

   Under applicable regulations of the Commission, each member of the RSC Board, certain executive officers and other employees of RSC and certain other persons may be deemed to be a "participant" as defined in Schedule 14A promulgated under the Exchange Act in RSC's solicitation of revocations of consent. The principal occupations and business addresses of each participant are set forth in Annex B. Information about the present ownership by directors and certain executive officers of RSC of RSC's securities is provided in this Consent Revocation Statement and the present ownership of RSC's securities by other participants is listed on Annex B.

                                    ANNEX A

                            EXECUTIVE COMPENSATION

   Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by RSC to or on behalf of its Chief Executive Officer and each of its four other most highly compensated executive officers for all services rendered in all capacities to RSC during the fiscal years ended December 31, 1998, 1997 and 1996:

                                       Annual Compensation           Long-Term Compensation
                              -------------------------------------- -------------------------
                                                                                    Number of
                                                                     Restricted    Securities
   Name and Principal          Salary                  All Other       Stock       Underlying
        Position         Year   ($)    Bonus ($)(1) Compensation ($) Awards ($)    Options (3)
   ------------------    ---- -------- ------------ ---------------- ----------    -----------
Martin R. Reid
 Chairman and Chief      1998 $516,704   $500,000       $10,500(2)   $3,466,057(4)   173,411(5)
  Executive Officer..... 1997  339,361    300,000        10,122(2)          --       200,000(5)
                         1996  294,231     84,375         5,641(2)          --           --

Douglas A. Waugaman (6)
 President and Chief     1998  179,216    149,960         1,887(2)          --        16,000
  Operating Officer..... 1997  166,531    200,000         2,121(2)          --       100,000
                         1996  155,923     42,900         7,149(2)          --           --
Robert M. Wilson
 Executive Vice
 President, Chief
 Financial Officer,      1998  180,796    103,185         4,209(2)          --        16,000
 Secretary and           1997   99,300        --         75,287(7)          --        75,000
 Treasurer.............. 1996      --         --            --              --           --

Ronald Halchishak
 Senior Vice President   1998  173,193    123,058         2,128(2)          --        16,000
  of Operations......... 1997  148,260     75,000         1,408(2)          --           --
                         1996  150,000    100,000           910(2)          --        71,250
David G. Ledlow
 Senior Vice President   1998  154,274    120,000           522(2)          --        16,000
  of Operations......... 1997  137,132     75,000        16,754(2)          --           --
                         1996  117,692     36,709         4,200(2)          --        71,250

--------
(1) The amount of any bonus earned in each fiscal year is paid, and accounted for in the preceding table, in the next succeeding fiscal year. As a result, the preceding table does not include bonuses earned with respect to fiscal year 1998, which were paid on March 31, 1999 as follows: Mr. Reid--$500,000; Mr. Waugaman--$156,490; Mr. Wilson--$137,981; Mr.
    Halchishak--$146,250; and Mr. Ledlow--$143,774.

(2) Consists of one or more of the following: (1) an automobile allowance, (2) relocation expenses reimbursed by RSC, and (3) insurance premiums paid by RSC for life insurance and disability policies covering the officer.

(3) The preceding table does not include options granted on January 4, 1999 as follows: Mr. Reid--200,000; Mr. Waugaman--50,000; Mr. Wilson--50,000; Mr. Halchishak--25,000; and Mr. Ledlow--25,000. Each of these options was granted at an exercise price of approximately $15.13 per Share.

(4) At December 31, 1998, Mr. Reid held 261,589 shares of restricted stock with an aggregate market value of $4.1 million (based on the market price of the Shares as reported on the NYSE on December 31, 1998). This restricted stock is subject to vesting in equal installments over four years from the respective dates of grant; however, the vesting may be accelerated under certain circumstances, including a change of control.

(5) In January 1998, Mr. Reid entered into an employment agreement with RSC. In connection with this agreement, Mr. Reid's 200,000 then-outstanding options to purchase Shares became immediately exercisable. Additionally, Mr. Reid was granted stock options to purchase 190,000 Shares vesting in equal installments over four years (or earlier if certain performance criteria are met, or upon a change of control).

    On February 25, 1998, Mr. Reid surrendered options to purchase 57,000 Shares. These surrendered options are not included in this table. On April 29, 1998, Mr. Reid was granted stock options to purchase 40,411 Shares vesting in equal installments over four years (or earlier if certain performance criteria are met, or upon a change of control).

(6) Mr. Waugaman was appointed President and Chief Operating Officer of RSC on April 13, 1999.

(7) Consists of relocation expenses reimbursed by RSC ($70,309), an automobile allowance and insurance premiums paid by RSC for life insurance and disability policies covering Mr. Wilson.

   Options Granted to Certain Executive Officers. The following table sets forth information concerning individual grants of stock options made by RSC during the year ended December 31, 1998 to its Chief Executive Officer and each of its four other most highly compensated executive officers:

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                                  Annual Rates of
                                                                                    Stock Price
                                                                                  Appreciation for
                                           Individual Grants                        Option Term
                         ------------------------------------------------------ ---------------------
                                            Percent of
                            Number of      Total Options
                            Securities      Granted to   Exercise or
                            Underlying     Employees in   Base Price
                             Options          Fiscal         per     Expiration
                          Granted (1) (2)   Year 1998     Share ($)     Date     5% ($)     10% ($)
                         ---------------- -------------- ----------- ---------- ---------- ----------
                                                                                   (in thousands)
Martin R. Reid
 Chairman and Chief          190,000(3)       32.9%        $20.19     1/14/08   $    2,412 $    6,113
  Executive Officer.....      40,411           7.0%         28.56     4/29/08          726      1,840

Douglas A. Waugaman (4)
 President and Chief          13,656           2.4%         22.88     2/25/08          196        498
  Operating Officer.....       1,344           0.2%         26.38     4/15/08           22         56
                               1,000           0.2%         28.56     4/29/08           18         46

Robert M. Wilson
 Executive Vice
  President, Chief
  Financial Officer,          13,656           2.4%         22.88     2/25/08          196        498
  Secretary and                1,344           0.2%         26.38     4/15/08           22         56
  Treasurer ............       1,000           0.2%         28.56     4/29/08           18         46

Ronald Halchishak
 Senior Vice President        13,656           2.4%         22.88     2/25/08          196        498
  of Operations.........       1,344           0.2%         26.38     4/15/08           22         56
                               1,000           0.2%         28.56     4/29/08           18         46

David G. Ledlow
 Senior Vice President        13,656           2.4%         22.88     2/25/08          196        498
 of Operations..........       1,344           0.2%         26.38     4/15/08           22         56
                               1,000           0.2%         28.56     4/29/08           18         46

--------
(1) All options granted vest equally over four years from the date of grant; however, those granted to Mr. Reid may vest earlier if certain performance criteria are met or upon a "change of control" (as defined in the Reid Employment Agreement).

(2) The preceding table does not include options granted on January 4, 1999 as follows: Mr. Reid--200,000; Mr. Waugaman--50,000; Mr. Wilson--50,000; Mr. Halchishak--25,000; and Mr. Ledlow--25,000. Each of these options was granted at an exercise price of approximately $15.13 per Share.

(3) Includes options to purchase 57,000 Shares surrendered by Mr. Reid on February 25, 1998.

(4) Mr. Waugaman was appointed President and Chief Operating Officer of RSC on April 13, 1999.

   Options Exercised by Certain Executive Officers. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options made during the year ended December 31, 1998 by RSC's Chief Executive Officer and each of its four other most highly compensated executive officers and the year-end value of unexercised options:

                                                       Number of Securities
                                                      Underlying Unexercised         Value of Unexercised
                                                      Options at Fiscal Year-       "In-the-Money" Options
                           Number of                            End                 at Fiscal Year-End (2)
                        Shares Acquired    Value     ------------------------- ---------------------------------
                        on Exercise (1) Realized ($) Exercisable Unexercisable Exercisable ($) Unexercisable ($)
                        --------------- ------------ ----------- ------------- --------------- -----------------
Martin R. Reid.........        --              --      200,000      173,411            --              --
 Chairman and Chief
 Executive Officer
Douglas A. Waugaman
 (3)...................        --              --       25,000       91,000            --              --
 President and Chief
 Operating Officer
Robert M. Wilson.......        --              --       18,750       72,250            --              --
 Executive Vice
 President,
 Chief Financial
 Officer, Secretary and
 Treasurer
Ronald Halchishak......     11,150        $247,387      37,510       49,750        $11,988          $5,916
 Senior Vice President
 of
 Operations
David G. Ledlow........      6,006         150,090      37,500       49,750         11,831           5,916
 Senior Vice President
 of Operations

--------

(1) As of the date of the Consent Revocation Statement to which this Annex A is attached, none of the foregoing individuals had exercised any options since December 31, 1998.
(2) Options are "in-the-money" at the fiscal year end if the fair market value (based on the closing price of the Shares on the NYSE on December 31, 1998 of $15.69 per Share) of the underlying securities on such date exceeds the exercise or base price of the option.
(3) Mr. Waugaman was appointed President and Chief Operating Officer of RSC on April 13, 1999.

Agreements with Mr. Reid

   Employment Agreement. RSC and Mr. Reid are parties to an employment agreement, dated as of January 14, 1998 (as amended, the "Reid Employment Agreement"), pursuant to which Mr. Reid is employed as Chairman of the Board and Chief Executive Officer. The term of the Reid Employment Agreement expires on December 31, 2001, but will be automatically extended for one additional year at the end of each calendar year, unless earlier terminated. The Reid Employment Agreement provides for a base salary of no less than $500,000. Mr. Reid is also eligible to receive a yearly bonus of up to $500,000, if specified performance criteria are met. In addition, Mr. Reid is entitled to four weeks vacation and all benefits generally available to other RSC executives.

   The Reid Employment Agreement may be terminated by Mr. Reid or RSC at any time, with or without cause. In addition, if requested by the RSC Board, Mr. Reid will resign as Chief Executive Officer, but will remain as Chairman of the Board and devote at least 50% of his time to RSC. Beginning with the first full year after his resignation, Mr. Reid's base salary and corresponding bonus opportunity would each be reduced to $250,000. The RSC Board may also request that Mr. Reid step down as Chairman of the Board, and, in such circumstance, Mr. Reid would remain an RSC employee at a base salary not less than $125,000, depending on the time he devotes.

   Except where there has been a "change of control," if Mr. Reid's active employment in all capacities is terminated by RSC without "cause" (as defined in the Reid Employment Agreement), Mr. Reid will be entitled to receive severance pay equal to his then-current base salary through the remaining term of the Reid Employment Agreement plus the maximum bonus opportunity available if he had continued in the position from which he was terminated. Additionally, Mr. Reid will be entitled to immediate vesting of all his unvested options and restricted stock. In addition, for the remainder of the term of the Reid Employment Agreement, Mr. Reid will be treated as an active employee for purposes of all benefits and will be entitled to health insurance coverage until age 65. No severance pay or benefit continuation will be available if Mr. Reid is terminated for cause or if he resigns (other than due to a breach of the Reid Employment Agreement by RSC) or is asked by the RSC Board to resign as Chief Executive Officer or step-down as Chairman of the Board. Under the Reid Employment Agreement, a "change of control" includes (1) the acquisition by any person (other than any employee benefit plan maintained by RSC) of beneficial ownership of 50% or more of the Shares; (2) the disposition of all or substantially all of the business of RSC pursuant to a merger, consolidation or other transaction in which either RSC is not the surviving company or the stockholders of RSC immediately prior to the transaction do not continue to own at least 60% of the surviving corporation immediately after the transaction; or (3) individuals who constituted the RSC Board as of January 14, 1998 cease for any reason to constitute at least a majority of the RSC Board (provided that any individual whose election or nomination to the RSC Board was approved by at least two-thirds of the directors comprising the RSC Board as of the date of the Reid Employment Agreement shall be considered as though such individual were a member of the RSC Board as of January 14, 1998, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other actual or overtly and publicly threatened solicitation of proxies or consents by or on behalf of a person or entity other than the RSC Board).

   Upon a change of control, all of Mr. Reid's unvested stock options and restricted stock will vest. In addition, if within 24 months after a change of control, Mr. Reid is terminated without cause or voluntarily terminates his employment for "good reason" (as defined in the Reid Employment Agreement), then, in place of other severance payments, he will receive a payment equal to two and one-half times his highest base salary and annual bonus opportunity during the term of the Reid Employment Agreement prior to the change of control. RSC must also continue to provide Mr. Reid with health and life insurance comparable to that in effect on the date of the change of control for 30 months or until he is re-employed and eligible for health and life insurance benefits from a new employer that are at least as favorable as those provided by RSC. In addition, Mr. Reid will either be fully vested in his account under RSC's 401(k) plan (as described herein) upon the change of control or receive payments equal to the unvested portion of that account. RSC must also transfer to Mr. Reid the company-owned car he was using at the time of the change of control or pay him two and one-half times his annual car allowance.

   During the term of the Reid Employment Agreement, and for four years after any termination of employment for any reason, Mr. Reid cannot directly or indirectly engage in any business that competes with RSC, whether as an owner, director, officer, employee, consultant or otherwise, subject to limited investments in public companies and a pre-existing loan to a family member.

   If Mr. Reid's employment is terminated as a result of his death or disability, all of his unvested options and restricted stock will vest, and he or his estate will receive his unpaid base salary through the date of such death or disability plus a pro rata portion of his maximum bonus opportunity for that year.

   In connection with the execution of the Reid Employment Agreement, RSC accelerated the vesting of Mr. Reid's 200,000 then-outstanding options to purchase Shares and those options became immediately exercisable.

   Restricted Stock and Option Grants. On January 14, 1998, Mr. Reid was granted options to purchase 190,000 Shares, vesting in equal installments over four years (or earlier if certain performance criteria are met), and 10,000 shares of restricted stock, vesting in equal installments over four years. However, the options will vest immediately if Mr. Reid presents a chief executive officer succession plan that is approved by the RSC Board, but in no event earlier than one year from the grant of such options. In addition, the vesting of the restricted stock may be accelerated under certain circumstances, including a "change of control" (as defined in the Reid Employment Agreement). On February 25, 1998, Mr. Reid surrendered to RSC options to purchase 57,000 Shares in order to ensure the number of Shares available for issuance pursuant to the 1996 Equity Participation Plan described below was sufficient to allow certain grants of stock options to other officers. On April 29, 1998, Mr. Reid was granted options to purchase 40,411 Shares and 16,589 shares of restricted stock. These options and restricted stock are subject to the same vesting as those granted in January 1998.

   On October 9, 1998, RSC issued Mr. Reid an additional 235,000 shares of restricted stock. The restricted stock is subject to vesting in equal installments over four years; however, the vesting may be accelerated under certain circumstances, including a "change of control" (as defined in the Reid Employment Agreement). RSC also entered into an agreement to loan Mr. Reid the amount of any tax liability resulting from this grant of restricted stock (up to $1.4 million). The loan accrues interest at a rate equal to the current rate on RSC's revolving credit facility (which, as of May 20, 1999, was 7.3%), with principal and interest due upon 100% vesting of the restricted stock and in certain other circumstances. The loan is secured by the restricted stock and will be forgiven based on the market price of the Shares reaching certain levels, and in certain other circumstances if the vesting of the restricted stock is accelerated. At May 20, 1999, Mr. Reid owed RSC $1.4 million, including accrued interest, under this loan agreement.

   On January 4, 1999, Mr. Reid was granted options to purchase 200,000 Shares at an exercise price of approximately $15.13 per Share and vesting in equal installments over four years.

Termination of Employment and Change-in-Control Arrangements

   RSC has entered into severance agreements (collectively, the "Severance Agreements") with each of Messrs. Waugaman, Wilson, Halchishak, Ledlow, Harrington and Howard providing for certain benefits upon termination of employment either by RSC without cause or by the executive officer due to a reduction in base salary and benefits (other than across the board salary cuts for employees at the executive officer's level or changes in benefits). These benefits include a lump sum severance payment equal to 100% of the executive officer's base salary, plus a pro rata portion of the current-year bonus opportunity, plus life, disability, accident and group health insurance benefits substantially similar to those received by the executive officer immediately prior to termination for a 12 month period. In addition, all stock options granted prior to 1996, all stock options scheduled to vest in the year of termination and one-third of all other stock options held by such executive officer, if any, shall become vested and exercisable effective as of the day immediately prior to the date of termination of the executive officer. As consideration for these benefits, each of Messrs. Wilson, Halchishak, Ledlow, Harrington and Howard agreed that during the term of their Severance Agreement and for 12 months after termination of employment for any reason they would not solicit any customers of RSC or hire or offer employment to any of RSC's employees. Mr. Waugaman agreed that during the term of his Severance Agreement and for 3 months after termination of employment for any reason he would not solicit any customers of RSC or hire or offer employment to any of RSC's employees. The Severance Agreements: (1) with Messrs. Halchishak and Ledlow will continue in effect through December 31, 2001, (2) with Mr. Wilson will continue in effect through April 14, 2000, (3) with Messrs. Harrington and Howard will continue in effect through May 30, 2000, and (4) with Mr. Waugaman will continue in effect through June 30, 2001.

   In addition to the Severance Agreements, RSC has also entered into executive severance agreements (collectively, the "Executive Severance Agreements") with Messrs. Waugaman, Wilson, Halchishak, Ledlow and Harrington providing that upon a "change of control," they will be entitled to certain benefits upon the subsequent termination of their employment within two years following the change of control, unless the termination is due to death or disability or if the termination is by RSC for "cause" or by the officer other than for "good reason" (each as defined in the Executive Severance Agreements). The benefits under the Executive Severance Agreements include, in lieu of any other severance obligation of RSC, severance payments equal to 200% of the executive officer's base salary, plus an additional lump sum payment equal to the maximum bonus for the current year plus the following two years, plus certain "gross-up" payments if any of the other payments would be subject to "golden parachute" excise taxes. The benefits also include continuation of health and life insurance for 18 months following termination (unless earlier provided by another employer) and vesting of all 401(k) plan accounts. In addition, all stock options accelerate and become immediately vested and exercisable, and all restricted stock immediately vests following a termination that gives rise to the benefits under the Executive Severance Agreements. The Executive Severance Agreements also provide that, for twelve months following a termination that gives rise to the benefits thereunder, the executive officers will not compete with RSC. Under the Executive Severance Agreements, the term "change of control" has the same meaning given to such term in the Reid Employment Agreement.

The 1999 Severance Plans

   The RSC Board believes that one of RSC's most important resources is its employees and considers it essential to the best interests of RSC's stockholders to foster the continuous employment of its employees and those of its subsidiaries. In addition, the RSC Board recognizes that, as is the case with many publicly-held corporations, the possibility of the consummation of a transaction effecting a change in control of RSC, including the Tender Offer, may exist and that such possibility, and the uncertainty and questions that it causes, could result in the departure or distraction of personnel to the detriment of RSC and its stockholders.

   As a result of RSC's concern about the potentially disruptive effects of the Tender Offer on its employees, RSC retained the independent consulting firms Towers Perrin and Watson Wyatt & Company to advise the RSC Board and to evaluate the possibility of implementing certain supplemental severance pay plans to provide certain severance benefits to employees eligible under such plans. The RSC Board recently has been informed by RSC's senior management that certain of RSC's employees have resigned from RSC since the commencement of the Tender Offer.

   Based on the foregoing, at a meeting of the RSC Board on May 20, 1999, the RSC Board approved and adopted, and authorized RSC to implement and establish,
(1) a Supplemental Severance Pay Plan (the "Supplemental Severance Plan") for certain employees of RSC and its subsidiaries, (2) a Supplemental Severance Pay Plan for Key Corporate Employees (the "Corporate Employee Severance Plan") for certain key employees who are employed at RSC's corporate office, and (3) a Supplemental Severance Pay Plan for Key Field Employees (the "Field Employee Severance Plan") for certain key employees who are not employed at RSC's corporate office. The purpose of the Supplemental Severance Plan, the Corporate Employee Severance Plan and the Field Employee Severance Plan (collectively, the "1999 Severance Plans") is to reinforce and encourage the continued attention and dedication of RSC's employees to their duties and to foster their continued employment with RSC without distraction arising from the possibility of a change in control of RSC.

   The 1999 Severance Plans generally provide for certain severance benefits to eligible employees if, within twelve months following a "Change in Control," the employment of an employee eligible for benefits under the 1999 Severance Plans (1) is involuntarily terminated other than by reason of the employee's death or disability or for "Cause" (as defined in the 1999 Severance Plans), or (2) is voluntarily terminated for "Good Reason" (as defined in the 1999 Severance Plans). Employees eligible for benefits under one of the 1999 Severance Plans will not be eligible under any of the other 1999 Severance Plans.

   The specific benefits and eligibility requirements under each of the 1999 Severance Plans are as follows:

  . Supplemental Severance Plan. The benefits under the Supplemental
    Severance Plan include a lump sum cash payment in an amount equal to six weeks pay based on the base compensation of the employee as of the date of termination (or, if greater, as in effect immediately prior to the change in control) and the continuation of medical and dental insurance for a period of six weeks following the calendar month in which the employee is terminated. An employee of RSC or any of its subsidiaries who is not an eligible employee under either the Corporate Employee Severance Plan or the Field Employee Severance Plan is eligible for severance benefits under the Supplemental Severance Plan if such employee (1) is a regular, full-time employee of RSC or its subsidiaries who is not covered by a collective bargaining agreement providing for similar benefits, and
    (2) is not a party to a written employment agreement or severance agreement with RSC (other than RSC's standard employment offer letter). In addition, an employee eligible under the Supplemental Severance Plan immediately prior to a Change in Control whose scheduled work hours are unilaterally reduced thereafter will continue to be eligible under the Supplemental Severance Plan.

  . Corporate Employee Severance Plan. The benefits under the Corporate
    Employee Severance Plan include a lump sum cash payment in an amount equal to twelve weeks pay based on the base compensation of the employee as of the date of termination (or, if greater, as in effect immediately prior to the Change in Control) and the continuation of medical and dental insurance for a period of twelve weeks following the calendar month in which the employee is terminated. An employee of RSC or any of its subsidiaries who is employed in RSC's corporate office and who is not covered by a collective bargaining agreement providing for similar benefits is eligible for severance benefits under the Corporate Employee Severance Plan if such employee (1) is not a party to a written employment agreement or severance agreement with RSC (other than RSC's standard employment offer letter), and (2) is designated by the RSC Board or the Compensation Committee thereof as eligible to receive severance benefits under the Corporate Employee Severance Plan. In addition, an employee eligible under the Corporate Employee Severance Plan immediately prior to a Change in Control remains eligible under the Corporate Employee Severance Plan following the Change in Control.

  . Field Employee Severance Plan. The benefits under the Field Employee
    Severance Plan include a lump sum cash payment in an amount equal to eight weeks pay based on the base compensation rate of the employee as of the date of termination (or, if greater, as in effect immediately prior to the Change in Control) and the continuation of medical and dental insurance for a period of eight weeks following the calendar month in which the employee is terminated. An employee of RSC or any of its subsidiaries who is not employed in RSC's corporate offices or covered by a collective bargaining agreement providing for similar benefits is eligible for severance benefits under the Field Employee Severance Plan if such employee (1) is not a party to a written employment agreement or severance agreement with RSC (other than RSC's standard employment offer letter), and (2) is designated by the RSC Board or the Compensation Committee thereof as eligible to receive severance benefits under the Field Employee Severance Plan. In addition, an employee eligible under the Field Employee Severance Plan immediately prior to a Change in Control remains eligible under the Field Employee Severance Plan following the Change in Control.

   As defined in each of the 1999 Severance Plans, a "Change in Control" is deemed to have occurred for purposes of the 1999 Severance Plans if: (1) any person (other than any employee benefit plan maintained by RSC) acquires beneficial ownership of 50% or more of the common stock of RSC; (2) RSC is a party to a merger, consolidation or other transaction in which RSC is not the surviving company or the stockholders of RSC immediately prior to the transaction do not continue to own at least 60% of the surviving corporation immediately after the transaction; (3) RSC is materially or completely liquidated; or (4) individuals who constituted the RSC Board as of the effective date of the 1999 Severance Plans cease for any reason to constitute at least a majority of the RSC Board (provided that any individual whose election or nomination to the RSC Board was approved by at least two-thirds of the directors comprising the RSC Board as of the effective date of the 1999 Severance Plans shall be considered as though such individual were a member of the RSC Board as of such date, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other actual or overtly or publicly threatened solicitation of proxies or consents by or on behalf of a person or entity other than the RSC Board).

   The 1999 Severance Plans may be terminated by the RSC Board at any time and the RSC Board may from time to time amend any of the 1999 Severance Plans as the RSC Board may deem advisable. Notwithstanding the preceding sentence, no termination of, or amendment to, any of the 1999 Severance Plans on or after a change in control shall adversely affect the rights of any employee eligible immediately prior to such change in control for benefits under the 1999 Severance Plans.

Compensation Committee Interlocks and Insider Participation

   Prior to December 1996, RSC had no compensation committee or other committee of the RSC Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire RSC Board. Other than Mr. Reid, there were no officers or employees of RSC who participated in deliberations concerning such compensation matters. Mr. Reid was an executive officer of Tuboscope until April 1996. He served on the Executive Committee of the Board of Directors of Tuboscope, which is responsible for Tuboscope's compensation policies, until February 1998. Mr. Mattson, a director of RSC, is a director of Tuboscope.

Compensation Committee Report

   RSC's executive compensation policies are designed to develop a high quality management team and to motivate this team to achieve RSC's short-term and long-term goals. With this in mind, RSC seeks to develop overall compensation programs that provide the competitive compensation levels necessary to attract and retain experienced, innovative, and well-qualified executives. RSC then seeks to provide such executives with performance bonuses closely linked to their achievement of objective financial goals, such as growth in operating income and a favorable return on equity, and to more subjective goals, such as organizational development and corporate efficiency.

   Within this framework, RSC's Compensation Committee is responsible for determining all aspects of the compensation, including stock options or other awards, for each of RSC's executive officers.

   As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax effect on RSC and executives of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows RSC's deduction for compensation in excess of $1,000,000 paid to RSC's chief executive officer or to any of the four other most highly compensated executive officers, unless such excess compensation qualifies as "performance-based compensation." The Compensation Committee will not necessarily limit executive compensation to that deductible by RSC under Section 162(m) of the Code.

   The three key components of RSC's compensation programs are base salary, performance bonuses and stock options and other awards.

   Base Salary. Base salary levels for all executive officers are reviewed annually. As part of this review, RSC takes into account the compensation packages offered by other companies in the equipment rental industry, as well as other consolidators comparable in size to RSC. RSC also gives consideration to the experience, responsibilities, management and leadership abilities of its individual executive officers and their actual performance on behalf of RSC.

   Performance Bonuses. The Compensation Committee also sets the bonuses of the executive officers and consults with RSC's chief executive officer regarding RSC's bonus policies. Currently, RSC maintains certain bonus programs for key corporate employees and for operations management employees. The purpose of these programs is (1) to offer incentives to key management of RSC so as to (A) reward them for achieving financial goals and (B) further the alignment of interests of key management with RSC's stockholders, and (2) to provide incentives to operations management to maintain a high level of profitability and asset utilization and to achieve RSC's financial goals in individual markets. Bonuses for key corporate employees are based on RSC's achieving certain earnings per share objectives, and each participant's bonus award is calculated as a percentage of base salary, and ranges from 0% to 100% of base salary. Bonuses for operations management employees are based on the degree to which region or individual location operating profit objectives are met, and generally range from 20% to 75% of the participant's base salary if financial targets are achieved. If financial targets are exceeded, participants may receive an additional bonus based on incremental regional or store profit.

   Stock Options and Other Awards. The Compensation Committee utilizes stock options, restricted stock and other equity awards as a key incentive because they provide executives with the opportunity to become stockholders of RSC, and thereby share in the long-term appreciation in the value of the Shares. The

Compensation Committee believes such awards are beneficial to RSC and RSC's stockholders because they directly align the interests of RSC's executives with those of RSC's other stockholders.

   The Compensation Committee determines the awards, if any, to be granted from time to time to executives pursuant to RSC's stock option plans. With the exception of the restricted stock awards to the chief executive officer, substantially all of the awards have been incentive stock options, which are granted at no less than the prevailing market value. Accordingly, such awards will only benefit executives if the price of the Shares increases over the term of the applicable option.

   The number of stock options to be granted to executives is determined by a formula which takes into account the executive's annual salary, RSC's stock price, a percentage multiple of the employee's annual salary based on his or her position, RSC's financial performance and an evaluation of compensation paid by competitors. Options are granted as compensation for performance and as an incentive to promote the future growth and profitability of RSC. In determining the relationship between the options to be granted to executive employees and the compensation paid by competitors to their executives, the Compensation Committee takes into account the outstanding options already held by each individual executive officer, and the projected value of the options based on historical and assumed appreciation rates of the Shares.

Chief Executive Officer Compensation

   As is the case for the other executive officers, RSC's chief executive officer compensation package consists of base salary, performance bonus, stock options and other awards.

   Prior to 1997, the chief executive officer did not have an employment contract. In 1997, at the direction of the RSC Board, the Compensation Committee began a significant ongoing analysis of the chief executive officer's compensation, which included the engagement of an independent compensation consultant and a review of chief executive officer compensation packages (including salary, stock options and restricted stock and various other provisions) of a variety of diversified companies. As a result of that analysis, the Compensation Committee authorized the drafting and negotiation of an employment contract with RSC's chief executive officer. That contract was approved by the RSC Board and was executed effective January 14, 1998. As a result of additional information obtained from the initial public offerings of competitors later in 1998 after the employment contract had been finalized, the Compensation Committee recommended an award of restricted stock to increase the chief executive officer's equity ownership of RSC so as to be more comparable with that of the chief executive officers of peer companies. In determining the chief executive officer's compensation and approving the employment contract and the grants of restricted stock, the RSC Board considered the recommendation of the Compensation Committee and the information provided by the compensation consultant, particularly with regard to the overall compensation packages of other chief executive officers in other companies in the equipment rental industry. In addition, the RSC Board considered RSC's performance and achievement of its financial and business goals and evaluated the chief executive officer's overall individual performance in the prior fiscal year. The RSC Board did not assign relative weights or rankings to each of these factors, but instead made its determination based on consideration of all factors.

                                          Compensation Committee

                                          Britton H. Murdoch
                                          John M Sullivan

Performance Graph

   The following line graph compares cumulative total stockholder return, assuming reinvestment of dividends, for: (1) the Shares; (2) the Standard & Poor's 500 Stock Index; and (3) the Russell 2000 Index. Because RSC did not pay dividends on the Shares during the measurement period, the calculation of the cumulative total stockholders' return does not include dividends. The Russell 2000 Index is included because it is comprised of publicly traded issuers with total market capitalization similar to that of RSC. Because of the small number of publicly-traded companies in RSC's peer group, RSC does not believe it can reasonably identify a group of peer issuers at this time. The graph assumes $100 was invested on September 18, 1996 (the date on which RSC consummated its initial public offering and was registered under Section 12 of the Exchange
Act).

[PERFORMANCE CHART APPEARS HERE]

    Measurement Period
  (Fiscal Year Covered)        RSC         S&P 500 Index       Russell 2000 Index
  ---------------------        ---         -------------       ------------------
  Measurement Pt.: 9/18/96    100.00          100.00                 100.00
          9/30/96              99.43          100.00                 100.00
         12/31/96             126.44          108.34                 105.20
          3/31/97              87.36          111.24                  99.76
          6/30/97             120.69          130.66                 115.93
          9/30/97             103.16          140.45                 133.16
         12/31/97             112.93          144.48                 128.70
          3/31/98             106.90          164.63                 141.65
          6/30/98             154.60          170.07                 135.04
          9/30/98              82.76          153.15                 107.84
         12/31/98              72.13          185.77                 125.10

401(k) Plan

   RSC maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to its employees and to permit its employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Code.

   RSC's employees become eligible to participate in the 401(k) Plan, and to have salary deferral contributions made on their behalf, after they complete six months of service and attain the age of 18.

   Subject to legal limitations, participants may elect, by salary reduction, to have 401(k) Plan contributions of 2% to 16% of their compensation made to their accounts. Under the 401(k) Plan, RSC may make discretionary profit sharing contributions on behalf of participants who have completed 1,000 hours of service during the plan year or 6 months of continuous employment and are employed on the last day of the plan year (or have retired after attaining age 65, died or incurred a disability in a plan year), based on compensation. RSC made discretionary contributions of $150,000 in 1996, $436,000 in 1997 and $990,000 in 1998 under the 401(k) Plan.

   Participants in the 401(k) Plan always have a 100% vested and nonforfeitable interest in the value of their contributions. Participants become vested in RSC's profit sharing and matching contributions based on a graded five year vesting schedule (or upon a participant's retirement after attaining age 65, death or disability, if earlier). Participants are entitled to receive the vested amounts in their accounts in a single lump-sum payment on death, disability, retirement or termination of employment. In certain circumstances, participants may receive loans and hardship withdrawals from their 401(k) Plan accounts.

Stock Option Plans

   RSC currently maintains two plans, the Stock Option Plan for Key Employees (the "1995 Plan") and the 1996 Equity Participation Plan (the "1996 Plan"), pursuant to which specified employees or directors may obtain options or other awards enabling them to participate in RSC's equity. The RSC Board adopted the 1996 Plan on December 5, 1996, and it was approved by RSC's stockholders on February 5, 1997. The principal purposes of the 1996 Plan are to provide incentives for RSC's officers, directors, key employees and consultants through the granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in RSC's development and financial success, and inducing them to remain in RSC's service. In addition to awards made to officers, key employees or consultants, the 1996 Plan provides for the granting of options ("Directors Options") to RSC's non-employee directors pursuant to a formula. The 1995 Plan is maintained for the benefit of certain of RSC's employees for similar purposes.

   The 1995 Plan. The 1995 Plan provides that the RSC Board, or a committee appointed by the RSC Board (in either case, the "1995 Plan Committee"), may grant non-transferable incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to key employees. The 1995 Plan Committee has the full authority and discretion, subject to the terms of the 1995 Plan, to determine those individuals who are eligible to be granted options and the amount and type of these options. Terms and conditions of options are set forth in written option agreements. An aggregate of up to 324,000 Shares are issuable under the 1995 Plan, however, as of May 20, 1999, none of these Shares were available for future stock option grants.

   The 1996 Plan. The 1996 Plan is administered by the Compensation Committee, or a subcommittee thereof, with respect to grants to RSC's employees or consultants, and by the RSC Board with respect to Director Options. Subject to the terms and conditions of the 1996 Plan, the Compensation Committee or the RSC Board, as applicable, has the authority to select the persons to whom awards are to be made, to determine the number of Shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1996 Plan.

   The 1996 Plan provides that the Compensation Committee may grant or issue stock options, stock appreciation rights ("SARs"), restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock-related benefits and awards (collectively, "Awards"), or any combination thereof. Each Award is set forth in a separate written agreement with the person receiving the Award. Under the 1996 Plan, not more than 2,000,000 Shares (or the equivalent in other equity securities) are authorized for issuance upon exercise or vesting of any Awards. As of May 20, 1999, 175,215 Shares were available for future Awards. Furthermore, the maximum number of Shares that may be subject to options or SARs granted under the 1996 Plan to any individual in any calendar year cannot exceed 200,000.

   Awards under the 1996 Plan may be granted to (1) individuals who are then officers or other employees of RSC or any of its present or future subsidiaries who are determined by the Compensation Committee to be key employees, and (2) consultants of RSC selected by the Compensation Committee for participation in the 1996 Plan. Approximately 200 officers and other employees are currently eligible to participate in the 1996 Plan. During the term of the 1996 Plan and pursuant to a formula, (A) each non-employee director is automatically granted an NQSO to purchase 10,000 Shares on the date of such director's initial election to the RSC Board, and (B) each then-current non-employee director is automatically granted an NQSO to purchase 2,500 Shares at each subsequent annual meeting at which such director is reelected to the RSC Board.

Management Incentive Compensation Plan

   RSC maintains an annual bonus plan (the "Management Incentive Compensation Plan") under which RSC's chief executive officer and certain other executives (the "Covered Employees") are eligible to receive bonus payments. The Management Incentive Compensation Plan is intended to provide an incentive for superior work, to motivate Covered Employees toward even higher achievement and business results, to tie their goals and interests to those of RSC and its stockholders and to enable RSC to attract and retain highly qualified senior employees.

   The Management Incentive Compensation Plan is administered by a committee consisting of at least two members of the RSC Board who qualify as "outside directors" under Section 162(m) of the Code (the "Bonus Committee"). The Bonus Committee currently consists of the members of the Compensation Committee. The Bonus Committee has the sole discretion and authority to administer and interpret the Management Incentive Compensation Plan.

   A Covered Employee may receive a bonus payment based upon the attainment of performance objectives established by the Bonus Committee and related to one or more of the following corporate business criteria, which may be limited, where applicable with respect to any Covered Employee, to store-level or regional operations: pre-tax income, operating income, cash flow, earnings per share, EBITDA, return on equity, return on invested capital or assets, cost reductions and savings, return on revenues, collection of accounts receivable or productivity. The actual amount of future bonus payments under the Management Incentive Compensation Plan is not presently determinable. However, the Management Incentive Compensation Plan provides that the maximum bonus for a Covered Employee shall not exceed $1,000,000 with respect to any fiscal year.

   The Management Incentive Compensation Plan is designed to ensure the annual bonuses paid to Covered Employees are deductible by RSC, without limit under
Section 162(m) of the Code. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted in any tax year, however, certain performance-based compensation is not subject to the deduction limit. The Management Incentive Compensation Plan is designed to provide this type of performance-based compensation.

   Bonuses paid to Covered Employees are based upon bonus formulas that tie bonuses to one or more objective performance standards. Bonus formulas for Covered Employees are adopted in each performance period by the Bonus Committee no later than the latest time permitted by Section 162(m) of the Code. No bonuses are paid to Covered Employees unless and until the Bonus Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code. The Bonus Committee may in its sole discretion reduce a bonus payable to a Covered Employee, however, the Bonus Committee has no discretion to increase the amount of a Covered Employee's bonus. The Bonus Committee has the discretion to apply or not apply the foregoing provisions to bonuses paid to eligible employees who have not been designated as Covered Employees.

Executive Incentive Bonus Plan

   RSC maintains a management bonus plan for key corporate employees. The purpose of this bonus plan is to offer incentives to RSC's key management so as to (1) reward them for achieving financial goals, and (2) further the alignment of their interests with those of RSC's stockholders. Bonuses under this plan are based on RSC's achievement of specified earnings per share objectives. Each participant's bonus award is calculated as a percentage of base salary, and generally ranges from 20% to 30% of base salary.

   In addition, RSC maintains region manager and general manager bonus plans (the "Operations Bonus Plan"). The Operations Bonus Plan is designed to provide incentives to operations management to maintain a high level of profitability and asset utilization and to achieve RSC's financial goals in their individual market. Bonuses under the Operations Bonus Plan are based on the degree to which region or individual location operating profit objectives are met and generally range from 20% to 75% of the participant's base salary if financial targets are achieved. If financial targets are exceeded, participants may receive an additional bonus based on the incremental regional or store profit.

   Bonuses under the Operations Bonus Plan are paid semi-annually. The first payment is made after finalization of the first six months results, and represents 50% of the bonus earned for that six months. The remainder of the bonus earned in the first six months is paid at year end. The second payment is calculated after RSC's year-end audited financial statements are finalized, and represents the total bonus earned less the amount paid for the first six-month period.

Executive Savings Plan and Survivor Protection Program

   In January 1998, the RSC Board approved (1) an Executive Savings Plan (the "ESP") pursuant to which RSC's senior executives may defer portions of their cash compensation, and (2) a Survivor Protection Program (the "SPP") pursuant to which RSC would pay survivor benefits to the beneficiaries of deceased senior executives and certain other members of RSC's senior management.

   The ESP. RSC's senior executives may defer the receipt of a portion of their cash compensation pursuant to the ESP, whereby amounts, while deferred, earn interest at a rate of (1) for the first five years of the program, the greater of 10% or the average long-term bond yield, and (2) after the first five years of the program, the average of the long-term bond yield. In addition, an annual deferral incentive rate will be determined each year, beginning with the third year of the program, which rate will be added to the rates described in the previous sentence. Participants in the ESP will receive payments under the ESP upon the later of retirement or upon reaching age 55 with at least seven years of service to RSC. If RSC terminates a participant's employment, that participant will receive payments under the ESP upon reaching age 62. The payments will be made over a 15 year period, subject to the one-time right of participants to elect to receive 90% of their ESP account balance and forfeit the remainder. The trust administering the ESP may purchase life insurance policies to fund future payments under the ESP.

   The SPP. To date, RSC has not executed any agreements to implement or fund potential obligations under the SPP. The contemplated benefit under the SPP is three times annual base salary (less $100,000) for senior executives and two times base salary (less $100,000) for other senior management participants, with a maximum benefit of $500,000 for both groups. RSC may purchase life insurance to fund payment of benefits under the SPP, and benefits would continue after a participant's retirement, with eligibility to begin upon the earlier of (1) the participant reaching age 62 or (2) the participant reaching age 55 with at least seven years of service to RSC.

Employee Qualified Stock Purchase Plan

   In 1997, RSC adopted the Employee Qualified Stock Purchase Plan (the "QSP Plan"). In general, the QSP Plan authorizes RSC's employees to purchase Shares, through payroll deductions, at a purchase price of 85% of the fair market value of such Shares. The QSP Plan is intended to help RSC attract and retain experienced and capable persons who can make significant contributions to RSC's growth and success and to align their interests with those of RSC's stockholders.

   The QSP Plan provides for the issuance of up to 250,000 Shares. The QSP Plan also provides for appropriate adjustments in the number and kind of Shares subject to the QSP Plan and to outstanding purchase rights in the event of a stock split, stock dividend or certain other similar changes in the Shares and in the event of a merger, reorganization, consolidation or certain other types of recapitalizations.

   Each employee who has been employed by RSC for not less than 6 months and who is customarily employed for more than 20 hours per week and more than 5 months per calendar year is eligible to participate in the QSP Plan. RSC presently has approximately 2,800 employees who are eligible to participate in the QSP Plan.

   The per Share exercise price of each purchase right under the QSP Plan shall be an amount equal to the lesser of 85% of the fair market value of a Share on the first day of the offering period in which the eligible employee began participating in the QSP Plan or 85% of the fair market value of a Share on the date of exercise of an installment of the purchase right. The QSP Plan commenced on July 1, 1997. As of May 20, 1999, 203,474 Shares remain available under the QSP Plan.

Indemnification Agreements

   Each of the directors on the RSC Board has entered into an indemnification agreement with RSC which supplements the indemnification provisions set forth in RSC's bylaws (collectively, the "Indemnification Agreements"). The Indemnification Agreements generally provide that RSC will indemnify each director, subject to certain limitations and exclusions, for any damages, judgments, fines, penalties, settlements and costs, attorneys' fees and other amounts, including any expenses of establishing a right to indemnification under the Indemnification Agreements, incurred by such director in connection with any threatened, pending or completed claim, action, suit or other proceeding brought against or involving such director by reason of the fact that the director is or was an officer or director of RSC or arising out of any action or inaction taken while serving as a director. The Indemnification Agreements authorize the director to bring suit to enforce a claim or request for indemnification thereunder and to recover the expenses of prosecuting such suit if successful in whole or in part. RSC also agrees, at the request of the director, to advance the expenses of any proceeding (other than the amount of any settlement) giving rise to a claim for indemnification under the Indemnification Agreements, subject to repayment to the extent the director ultimately is not entitled to indemnification.

Certain Relationships and Related Transactions

   From time to time, BBP has received investment banking fees from RSC in connection with certain acquisitions. Investment banking fees paid to BBP totaled $388,000 in 1996, $1.1 million in 1997, $0 in 1998 and $0 to date in 1999. RSC's obligation to pay these investment banking fees to BBP terminated upon the completion of RSC's initial public offering in 1996. However, RSC, in its discretion, may utilize BBP's investment banking services under the same fee arrangement. Mr. Barnum, a general partner of BBP who also serves as a director of RSC, does not receive additional compensation from BBP for service as a director.

   In connection with the acquisition of Center Rentals in December 1997, RSC entered into leases for certain of Center Rentals' facilities with David P. Lanoha, a director of RSC, and certain partnerships affiliated with Mr. Lanoha. The leases initially expire in 2002, with options to extend for three periods of five years each. The aggregate annual rent under such leases is $720,000. RSC believes the terms of these leases are no less favorable than those that could be obtained from unaffiliated third parties. Prior to the acquisition of Center Rentals, these locations had been leased by Center Rentals from Mr. Lanoha and his affiliates and, in connection with the acquisition, these leases were terminated.

   In addition, RSC and Mr. Reid are parties to the Reid Employment Agreement described under the heading "Executive Compensation--Agreements with Mr. Reid--Employment Agreement" above and RSC and Messrs. Waugaman, Wilson, Halchishak, Ledlow, Harrington and Howard have entered into the severance agreements described under the heading "Executive Compensation--Termination of Employment and Change-in-Control Arrangements" above.

                                    ANNEX B

      INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS
           AND EMPLOYEES OF RSC AND OTHER PARTICIPANTS WHO MAY ALSO
                        SOLICIT REVOCATIONS OF CONSENTS

   The following tables set forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and certain executive officers and employees of RSC and other representatives of RSC who may also solicit revocations of consents from stockholders of RSC. Unless otherwise indicated, the principal occupation refers to such person's position with RSC and the business address is Rental Service Corporation, 6929 East Greenway Parkway, Suite 200, Scottsdale, Arizona 85254.

Directors of RSC

   The principal occupations of RSC's directors who are deemed participants in the solicitation are set forth in "Board of Directors of RSC" on pages 9 and 10 of the Consent Revocation Statement. The principal business address of each of such persons is as follows:

Name                                           Principal Business Address
----                                           --------------------------
Martin R. Reid......................... Rental Service Corporation
                                        6929 East Greenway Parkway, Suite 200
                                        Scottsdale, Arizona 85254

William M. Barnum, Jr.................. Brentwood RSC Partners, L.P.
                                        11150 Santa Monica Boulevard, Suite 1200
                                        Los Angeles, California 90025

James R. Buch.......................... Rental Service Corporation
                                        6929 East Greenway Parkway, Suite 200
                                        Scottsdale, Arizona 85254

David P. Lanoha........................ Rental Service Corporation
                                        11250 East 40th Avenue
                                        Denver, Colorado 60239

Christopher A. Laurence................ Brentwood RSC Partners, L.P.
                                        11150 Santa Monica Boulevard, Suite 1200
                                        Los Angeles, California 90025

Eric L. Mattson........................ Rental Service Corporation
                                        6929 East Greenway Parkway, Suite 200
                                        Scottsdale, Arizona 85254

Britton H. Murdoch..................... V-Span
                                        1100 First Avenue, Suite 400
                                        King of Prussia, Pennsylvania 19406

John M. Sullivan....................... Rental Service Corporation
                                        6929 East Greenway Parkway, Suite 200
                                        Scottsdale, Arizona 85254

Executive Officers, Management and Other Employees of RSC

   The principal occupations of certain of RSC's executive officers and certain other members of management who are deemed participants in the solicitation are set forth below. The principal business address of each of such persons is that of RSC.

      Name                                  Principal Occupation
      ----                                  --------------------
      Robert M. Wilson...... Executive Vice President, Chief Financial Officer,
                             Secretary and Treasurer

Information Regarding Ownership of RSC's Securities by Participants

   None of the participants owns any of RSC's securities of record but not beneficially. The number of Shares held by directors and certain executive officers of RSC is set forth in "Security Ownership" on pages 13 and 14 of the Consent Revocation Statement.

Information Regarding Transactions in RSC's Securities by Participants

   The following table sets forth purchases and sales of Shares by the participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.

                                         Transaction  Number of Shares
Name                                        Date     Acquired or (Sold) Footnote
----                                     ----------- ------------------ --------
William M. Barnum.......................  06/04/97       (2,495,770)      (1)
                                          04/21/98           23,953       (2)
                                          04/21/98         (617,953)      (3)
                                          12/03/98         (200,000)      (3)
                                          12/03/98            7,767       (2)

Martin R. Reid..........................  12/23/97          (44,407)      (4)
                                          01/22/98          (50,278)      (5)
                                          01/28/98              431       (6)
                                          02/05/98           (9,393)      (5)
                                          07/13/98              497       (6)
                                          01/28/99              731       (6)

Christopher L. Laurence.................  04/21/98            1,236       (2)
                                          12/03/98              400       (2)

Britton H. Murdoch......................  05/22/98            1,000       (7)

Robert M. Wilson........................  05/15/98               75       (7)
                                          12/15/98            1,000       (7)
                                          01/28/99              828       (6)

--------
(1) Sale of stock in public offering by Brentwood RSC Partners, L.P. Mr. Barnum disclaims beneficial ownership of such Shares.
(2) Receipt of Shares from Brentwood RSC Partners, L.P.
(3) Distribution of Shares by Brentwood RSC Partners, L.P. Mr. Barnum disclaims beneficial ownership of such Shares.
(4) Sale of stock in public offering.
(5) Transfer pursuant to divorce settlement.
(6) Issued under the QSP Plan.
(7) Purchase of stock in open market.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated

   Certain employees of Merrill Lynch and Morgan Stanley & Co. Incorporated ("Morgan Stanley") may also assist in the solicitation of proxies, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of RSC. Neither Merrill Lynch nor Morgan Stanley will receive any separate fee for its solicitation activities. Merrill Lynch and Morgan Stanley are investment banking firms that provide a full range of financial services for institutional and individual clients. Although neither Merrill Lynch nor Morgan Stanley admit that they or any of their respective directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that such Schedule 14A requires the disclosure of certain information concerning Merrill Lynch and Morgan Stanley, each of Merrill Lynch and Morgan Stanley may assist RSC in such a solicitation. In the normal course of business, each of Merrill Lynch and Morgan Stanley may trade securities of RSC for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. As of May 20, 1999, Merrill Lynch held a net long position of 436 Shares. As of May 20, 1999, Morgan Stanley held a net short position of 17,100 Shares. In addition, in the normal course of business, Merrill Lynch and Morgan Stanley may finance their respective securities positions by bank and other borrowings and repurchase and securities borrowing transactions.

   Information with respect to the employees of Merrill Lynch who may be deemed "participants" is set forth below. None of the individuals named below owns any Shares or has engaged in any transaction involving the Shares during the past two years. The principal business address of Merrill Lynch and each of the persons listed below is Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center, 250 Vesey Street, North Tower, New York, New York 10281.

                                                                 Principal
      Name                                                      Occupation
      ----                                                      ----------
      Paul A. Stefanick                                      Managing Director

      James H. Caldwell                                      Vice President

      Jack C. MacDonald                                      Vice President

   Information with respect to the employees of Morgan Stanley who may be deemed "participants" is set forth below. None of the individuals named below owns any Shares or has engaged in any transaction involving the Shares during the past two years. The principal business address of Morgan Stanley and each of the persons listed below is Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036.

                                                                 Principal
      Name                                                      Occupation
      ----                                                      ----------
      R. Bradford Evans                                      Managing Director

      Paul J. Taubman                                        Managing Director

      Glenn R. Robson                                        Principal

      Neil B. Morganbesser                                   Principal

      Pietro Cinquegrana                                     Vice President

   In connection with the commencement of the United Rentals Offer, RSC supplemented and modified its existing engagement of Merrill Lynch such that the terms and conditions of Merrill Lynch's engagement as RSC's co-financial advisor in all circumstances are as follows:

      (1) Merrill Lynch has received a retention fee in an amount equal to $2 million;

      (2) a fee equal to $8 million (against which the fee paid under clause
  (1) above will be credited) will be payable if, during the period of Merrill Lynch's engagement or within 2 years thereafter, any merger, consolidation or other business combination or alternative restructuring or acquisition transaction involving

  RSC, including the United Rentals Offer (but excluding the NationsRent Merger), is consummated or any person acquires more than 40% of RSC's voting capital stock or a substantial portion of RSC's assets or RSC enters into a definitive agreement which subsequently results in such an acquisition transaction, which fee will be payable upon the closing of such acquisition transaction (or, in the case of the United Rentals Offer, upon the first purchase of Shares pursuant to the United Rentals Offer);

      (3) a fee equal to $6 million (against which the fee paid in clause (1) above will not be credited) will be payable if the NationsRent Merger is consummated; and

      (4) a fee equal to $8 million (against which the fee paid under clause
  (1) above will be credited) will be payable in the event, among other things, RSC has not consummated any acquisition transaction described in clause (2) or (3) above by April 5, 2000, which fee will be payable in cash on April 5, 2000.

   RSC has also engaged Morgan Stanley as its co-financial advisor in connection with the United Rentals Offer. RSC has agreed to pay Morgan Stanley an aggregate fee equal to $5 million, comprised of (1) a retention fee equal to $1 million, which has been paid, and (2) an additional fee equal to $4 million payable upon the earlier of April 5, 2000, or the consummation of, among other things, any merger, consolidation or other business combination involving RSC (including the NationsRent Merger) or any acquisition of a majority of the voting stock of RSC or all or substantially all of its assets.

   Pursuant to the engagements of Merrill Lynch and Morgan Stanley, RSC has also agreed to reimburse each of Merrill Lynch and Morgan Stanley, respectively, for certain reasonable out-of-pocket expenses (including the reasonable fees and disbursements of legal counsel) and to indemnify each of Merrill Lynch and Morgan Stanley and certain respective related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of their respective engagements.

   In addition, Merrill Lynch Capital Corporation ("MLCC"), along with three other lending institutions, has entered into a commitment letter with RSC and NationsRent relating to financing activity in connection with the previously proposed merger of RSC and NationsRent (which has been terminated by the parties thereto) pursuant to which MLCC may receive customary fees as well as reimbursement of reasonable out-of-pocket expenses. The financing contemplated by the commitment letter will, upon consummation of the proposed merger, among other things, refinance the existing credit facilities of RSC and NationsRent, respectively, and provide for a consolidated credit facility for the combined entity.

Miscellaneous Information Concerning Participants

   Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, none of the persons who may be deemed "participants" as defined in Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"),
(1) directly or indirectly beneficially owns any Shares or any securities of any subsidiary of RSC or (2) has had any relationship with RSC in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (1) to which RSC or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

   Except for the employment agreements described in the Consent Revocation Statement or as otherwise described therein or in Annex A thereto or in this Annex B, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by RSC or its affiliates or any future transactions to which RSC or any of its affiliates will or may be a party. Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to RSC's securities.

                       [FORM OF CONSENT REVOCATION CARD]

      REVISED PRELIMINARY COPY--SUBJECT TO COMPLETION, DATED MAY   , 1999
                         WHITE CONSENT REVOCATION CARD
 THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
    RENTAL SERVICE CORPORATION IN OPPOSITION TO THE UNITED RENTALS' CONSENT
                                 SOLICITATION.

  Revocation of any and all consents heretofore executed with respect to the matters set forth herein, as described in the statement enclosed herewith.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW.

  YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE INDICATE YOUR OPPOSITION TO THE UNITED RENTALS PROPOSALS BY MARKING, SIGNING, DATING AND MAILING THIS CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NOT OTHERWISE MARKED, THIS REVOCATION OF CONSENT REVOKES ALL PREVIOUS CONSENTS.

  1. Remove all eight existing members of the RSC Board and any person(s) elected or designated by any of such directors to fill any vacancy or newly created directorship.
                   [_] REVOKE CONSENT[_] DO NOT REVOKE CONSENT

  2. Elect William E. Aaron, David A. Bronner, Richard N. Daniel, Peter Gold, Stephanie R. Joseph, David C. Katz, Elliot H. Levine, Jeffrey M. Parker and Raymond S. Troubh (collectively, the "Nominees") as the directors of RSC; provided, that, in the event that the RSC Board continues to be fixed at eight (or fewer) directors, the Nominees who receive the greatest number of votes shall fill all available seats on the RSC Board.
                   [_] REVOKE CONSENT[_] DO NOT REVOKE CONSENT

  3. Repeal each provision of RSC's Bylaws or amendment thereto adopted subsequent to January 20, 1999 and prior to the effectiveness of any of the Proposals.
                   [_] REVOKE CONSENT[_] DO NOT REVOKE CONSENT

             (continued and to be dated and signed on reverse side)

INSTRUCTION: TO REVOKE CONSENT OR WITHHOLD REVOCATION OF CONSENT FOR THE
             ELECTION OF ALL THE PERSONS NAMED ON THE REVERSE, CHECK THE APPROPRIATE BOX ON THE REVERSE. IF YOU WISH TO REVOKE THE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED ON THE REVERSE, BUT NOT ALL OF THEM, CHECK THE "REVOKE CONSENT" BOX ON THE REVERSE AND WRITE THE NAME OF EACH SUCH PERSON AS TO WHOM YOU DO NOT WISH TO REVOKE CONSENT IN THE FOLLOWING SPACE:
      -----------------------------------------------------------------------
IN THE ABSENCE OF DISSENT BEING INDICATED ON THE REVERSE, THE UNDERSIGNED
HEREBY REVOKES CONSENT TO EACH ACTION LISTED ON THE REVERSE.
  None of the Proposals is subject to, or conditioned upon, the adoption of any of the other Proposals; however, Proposal No. 2 cannot be effected unless Proposal No. 1 is adopted.
  Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.
                                                     Dated:
                                                            -------------------

                                              ---------------------------------
                                                          Signature

                                              ---------------------------------
                                                 Signature, if held jointly

                                              ---------------------------------
                                                     Title of Authority

 IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL YOUR REVOCATION OF CONSENT PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.